                                                                  Exhibit 10.73



================================================================================

                           REVOLVING CREDIT AGREEMENT

                          dated as of October 20, 1997

                                      among

                    Tower Realty Operating Partnership, L.P.

                             The Banks Listed Herein

                                       and

                              Fleet National Bank,
                             as Administrative Agent

                                       and

                              Merrill Lynch & Co.,
                        as Syndication Agent and Arranger

                                       and

                               NationsBank, N.A.,
                             as Documentation Agent

================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

ARTICLE I

      DEFINITIONS..............................................................2
      SECTION 1.1.    Definitions..............................................2
      SECTION 1.2.    Accounting Terms and Determinations.....................26
      SECTION 1.3.    Types of Borrowings.....................................26

ARTICLE II

      THE CREDITS.............................................................26
      SECTION 2.1.    Commitments to Lend.....................................26
      SECTION 2.2.    Notice of Borrowing.....................................27
      SECTION 2.3.    Notice to Banks; Funding of Loans.......................29
      SECTION 2.4.    Notes...................................................32
      SECTION 2.5.    Maturity of Loans.......................................33
      SECTION 2.6.    Interest Rates..........................................33
      SECTION 2.7.    Fees....................................................35
      SECTION 2.8.    Mandatory Expiration....................................36
      SECTION 2.9.    Mandatory Prepayment....................................37
      SECTION 2.10.   Optional Prepayments....................................37
      SECTION 2.11.   General Provisions as to Payments.......................39
      SECTION 2.12.   Funding Losses..........................................40
      SECTION 2.13.   Computation of Interest and Fees........................40
      SECTION 2.14.   Use of Proceeds.........................................41
      SECTION 2.15.   Method of Electing Interest Rates.......................41
      SECTION 2.16.   Letters of Credit.......................................43
      SECTION 2.17.   Letter of Credit Usage Absolute.........................46

ARTICLE III

      CONDITIONS..............................................................48
      SECTION 3.1.    Closing.................................................48
      SECTION 3.2.    Borrowings..............................................51
      SECTION 3.3.    Unencumbered Assets.....................................53
      SECTION 3.4.    Conditions Precedent to New Acquisitions and
                      Additional Real Property Assets.........................54

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES..........................................56
      SECTION 4.1.    Existence and Power.....................................56
      SECTION 4.2.    Power and Authority.....................................56
      SECTION 4.3.    No Violation............................................57
      SECTION 4.4.    Financial Information...................................58
      SECTION 4.5.    Litigation..............................................58
      SECTION 4.6.    Compliance with ERISA...................................58
      SECTION 4.7.    Environmental Matters...................................59
      SECTION 4.8.    Taxes...................................................60
      SECTION 4.9.    Full Disclosure.........................................60
      SECTION 4.10.   Solvency................................................60
      SECTION 4.11.   Use of Proceeds; Margin Regulations.....................60
      SECTION 4.12.   Governmental Approvals..................................61

                                                                            Page
                                                                            ----

      SECTION 4.13.   Investment Company Act; Public Utility
                      Holding Company Act.....................................61
      SECTION 4.14.   Closing Date Transactions...............................61
      SECTION 4.15.   Representations and Warranties in Loan
                      Documents...............................................61
      SECTION 4.16.   Patents, Trademarks, Etc................................62
      SECTION 4.17.   Ownership of Property...................................62
      SECTION 4.18.   No Default..............................................62
      SECTION 4.19.   Licenses, Etc...........................................63
      SECTION 4.20.   Compliance With Law.....................................63
      SECTION 4.21.   No Burdensome Restrictions..............................63
      SECTION 4.22.   Brokers' Fees...........................................63
      SECTION 4.23.   Labor Matters...........................................63
      SECTION 4.24.   Insurance...............................................63
      SECTION 4.25.   Organizational Documents................................63
      SECTION 4.26.   Principal Offices.......................................64

ARTICLE V

      AFFIRMATIVE AND NEGATIVE COVENANTS......................................64
      SECTION 5.1.    Information.............................................64
      SECTION 5.2.    Payment of Obligations..................................69
      SECTION 5.3.    Maintenance of Property; Insurance......................69
      SECTION 5.4.    Conduct of Business and Good Standing...................70
      SECTION 5.5.    Compliance with Laws....................................70
      SECTION 5.6.    Inspection of Property, Books
                      and Records.............................................70
      SECTION 5.7.    Existence...............................................71
      SECTION 5.8.    Maintenance of REIT Status; NYSE Listing................71
      SECTION 5.9.    Financial Covenants.....................................71
      SECTION 5.10.   Restriction on Fundamental Changes......................74
      SECTION 5.11.   Additional Covenants re:
                      Unencumbered Assets.....................................75
      SECTION 5.12.   Liens; Release of Liens.................................76
      SECTION 5.13.   Sale of Unencumbered Assets.............................76
      SECTION 5.14.   Development Activities..................................77
      SECTION 5.15.   Permitted Investments...................................77
      SECTION 5.16.   Changes in Business.....................................77
      SECTION 5.17.   Fiscal Year; Fiscal Quarter.............................77
      SECTION 5.18.   Margin Stock............................................77
      SECTION 5.19.   Covenant Restrictions...................................77
      SECTION 5.20.   Use of Proceeds.........................................78
      SECTION 5.21.   Sole General Partner....................................78

ARTICLE VI

      DEFAULTS................................................................78
      SECTION 6.1.    Events of Default.......................................78
      SECTION 6.2.    Rights and Remedies.....................................82
      SECTION 6.3.    Notice of Default.......................................83
      SECTION 6.4.    Actions in Respect of Letters of Credit.................83

ARTICLE VII

      THE AGENTS..............................................................86
      SECTION 7.1.    Appointment and Authorization...........................86
      SECTION 7.2.    Agents and Affiliates...................................86

                                                                            Page
                                                                            ----

      SECTION 7.3.    Actions by Agent........................................86
      SECTION 7.4.    Consultation with Experts...............................87
      SECTION 7.5.    Liability of Agents.....................................87
      SECTION 7.6.    Indemnification.........................................87
      SECTION 7.7.    Credit Decision.........................................88
      SECTION 7.8.    Successor Agent.........................................88

ARTICLE VIII

      CHANGE IN CIRCUMSTANCES.................................................89
      SECTION 8.1.    Basis for Determining Interest Rate
                      Inadequate or Unfair....................................89
      SECTION 8.2.    Illegality..............................................90
      SECTION 8.3.    Increased Cost and Reduced Return.......................91
      SECTION 8.4.    Taxes...................................................93
      SECTION 8.5.    Base Rate Loans Substituted for Affected
                      Euro-Dollar Loans.......................................95

ARTICLE IX

      MISCELLANEOUS...........................................................96
      SECTION 9.1.    Notices.................................................96
      SECTION 9.2.    No Waivers..............................................96
      SECTION 9.3.    Expenses; Indemnification...............................97
      SECTION 9.4.    Sharing of Set-Offs.....................................98
      SECTION 9.5.    Amendments and Waivers.................................100
      SECTION 9.6.    Successors and Assigns.................................100
      SECTION 9.7.    Collateral.............................................102
      SECTION 9.8.    Governing Law; Submission to Jurisdiction..............103
      SECTION 9.9.    Marshalling; Recapture.................................103
      SECTION 9.10.   Counterparts; Integration; Effectiveness...............104
      SECTION 9.11.   WAIVER OF JURY TRIAL...................................104
      SECTION 9.12.   Survival...............................................104
      SECTION 9.13.   Domicile of Loans......................................104
      SECTION 9.14.   Limitation of Liability................................105
      SECTION 9.15.   Recourse...............................................105
      SECTION 9.16.   Confidentiality........................................105

EXHIBITS

Exhibit A        -    Note
Exhibit B        -    Unencumbered Assets
Exhibit C        -    Assignment and Assumption Agreement
Exhibit D        -    Form of Unencumbered Asset Certificate
Exhibit E        -    Form of Notice of Borrowing
Exhibit F        -    Form of Letter of Credit Request
Exhibit G        -    Form of Notice of Interest Rate Election
Exhibit H        -    Sample Calculations of Financial Covenants

                           REVOLVING CREDIT AGREEMENT

            THIS REVOLVING CREDIT AGREEMENT dated as of October 20, 1997 by and among TOWER REALTY OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (the "Borrower"), the BANKS listed on the signature pages hereof FLEET NATIONAL BANK, as Administrative Agent, MERRILL LYNCH & CO., as Syndication Agent and Arranger, and NATIONSBANK, N.A., as Documentation Agent.

                                    ARTICLE I

                                   DEFINITIONS

            SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

            "Acquisition Cost" means (i) the purchase price of a New Acquisition as set forth in the applicable purchase and sale agreement, plus or minus (ii) increases or reductions to such purchase price as provided in such purchase and sale agreement or the final closing statement, minus (iii) closing costs and transaction costs and expenses incurred by Borrower in connection with such acquisition, including but not limited to, brokerage fees, attorneys fees and expenses, due diligence expenses, appraisal fees, engineering and environmental fees, title insurance premiums, survey preparation costs, and recording fees.

            "Adjusted London Interbank Offered Rate" has the meaning set forth in Section 2.6(b).

            "Adjusted Unencumbered NOI" shall mean, for any period, the aggregate sum of the Net Operating Income for each of the Unencumbered Assets, adjusted to reflect management fees equal to the greater of (a) actual management fees and (b) 3% of total revenues, less the aggregate sum of the Capital Expenditure Reserve Amounts.

            "Administrative Agent" means Fleet, in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

            "Administrative Questionnaire" means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

            "Agents" means the Administrative Agent, the Syndication Agent, the Arranger and the Documentation Agent, and "Agent" means any of them.

            "Agreement" means this Revolving Credit Agreement, as the same may from time to time hereafter be modified, supplemented or amended, as permitted herein.

            "Applicable Lending Office" means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office and (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

            "Applicable Margin" means, with respect to each Euro-Dollar Loan or Base Rate Loan, the respective percentages per annum determined as of the Closing Date and thereafter at any time, based on the Leverage Ratio as of the date of determination, in accordance with the table set forth below. Any change in the Leverage Ratio shall be effective as of the financial reporting dates set forth in Section 5.1 hereof or as of the date of any Borrowing on which the Leverage Ratio changes.

                     Applicable Margin    Applicable
                     for Base Rate        Margin for Euro-
                     Loans                Dollar Loans
Leverage Ratio       (% per annum)        (% per annum)
--------------       -------------        -------------

<30%                 0.000                1.250
30% to <45%          0.125                1.375
45% to <55%          0.375                1.625

            "Approved Bank" shall mean a bank, investment bank, insurance company or other financial institution which has (i)(a) a minimum net worth of $500,000,000 and/or (b) total assets of $10,000,000,000, and (ii) a minimum long term debt rating of (a) BBB+ or higher by S&P, and (b) Baa1 or higher by Moody's.

            "Approved Uses" has the meaning set forth in Section 2.14.

            "Arranger" means Merrill Lynch & Co.

            "Assignee" has the meaning set forth in Section 9.6(c).

            "Bank" means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 9.6(c), and their respective successors.

            "Bankruptcy Code" means Title 11 of the United States Code, entitled "Bankruptcy", as amended from time to time, and any successor statute or statutes.

            "Base Rate" means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day.

            "Base Rate Loan" means a Loan to be made by a Bank as a Base Rate Loan in accordance with the applicable Notice of Borrowing or pursuant to
Article VIII.

            "Benefit Arrangement" means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

            "Borrower" means Tower Realty Operating Partnership, L.P.

            "Borrowing" means a borrowing hereunder consisting of Loans made to the Borrower at the same time by the Banks pursuant to Article II. A Borrowing is (i) a "Domestic Borrowing" if such Loans are Domestic Loans or (ii) a "Euro-Dollar Borrowing" if such Loans are Euro-Dollar Loans.

            "Capital Expenditure Reserve Amount" shall mean, with respect to each Unencumbered Asset, an amount per annum equal to $1.15 multiplied by the number of rentable square footage of such Unencumbered Asset.

            "Capital Expenditures" means, for any period, the sum of all expenditures (whether paid in cash or accrued as a liability) which are capitalized on the balance sheet of the Borrower in accordance with GAAP.

            "Capital Improvements" means improvements to buildings and tenant improvements, the cost of which is capitalized on the balance sheet of the Borrower in accordance with GAAP.

            "Capitalization Value" shall mean the quotient of Cash Flow divided by 9.5%; provided, however, that with respect to properties (a) which have been owned by Borrower, the Company, or any Consolidated Subsidiary for less than four fiscal quarters, and which have not achieved an occupancy level of 80% or more for not less than one full fiscal quarter, the Capitalization Value with respect thereto shall equal, at Borrower's election, either (x) the Acquisition Cost of such property, plus 100% of "hard" costs incurred and paid to the date of determination for Capital Improvements at such property, or (y) the product of four (4) and the Cash Flow with respect to such property for the then most recently ended fiscal quarter, divided by 9.5%, and (b) which have been owned by Borrower, the Company, or any Consolidated Subsidiary for less than four fiscal quarters, but which have achieved an occupancy level of 80% or more for not less than one full fiscal quarter, the product of four (4) and the Cash Flow with respect to such property for the then most recently ended fiscal quarter, divided by 9.5% and, with respect to any such property owned by a Minority Holding, the pro rata share of such amount properly allocable to the Borrower, the Company or a Consolidated Subsidiary.


            "Cash and Cash Equivalents" means (i) cash, (ii) direct obligations of the United States Government, including, without limitation, treasury bills, notes and bonds, (iii) interest bearing or discounted obligations of Federal agencies and Government sponsored entities or pools of such instruments offered by Approved Banks and dealers, including, without limitation, Federal Home Loan Mortgage Corporation participation sale certificates, Government National Mortgage Association modified pass-through certificates, Federal National Mortgage Association bonds and notes, Federal Farm Credit System securities,
(iv) time deposits, domestic and Eurodollar certificates of deposit, bankers acceptances, commercial paper rated at least A-1 by S&P and P-1 by Moody's Investors Service, Inc., and/or guaranteed by an Aa rating by Moody's Investors Service, Inc., an AA rating by S&P, or better rated credit, floating rate notes, other money market instruments (including investments in money market mutual funds offered by Approved Banks) and letters of credit each issued by Approved Banks, (v) obligations of domestic corporations, including, without limitation, commercial paper, bonds, debentures, and loan participations, each of which is rated at least AA by S&P, and/or Aa2 by Moody's Investors Service, Inc., and/or unconditionally guaranteed by an AA rating by S&P, an Aa2 rating by Moody's, or better rated credit, (vi) obligations issued by states and local governments or their agencies, rated at least MIG-1 by Moody's Investors Service, Inc. and/or SP-1 by S&P and/or guaranteed by an irrevocable letter of credit of an Approved Bank, (vii) repurchase agreements with major banks and primary government securities dealers fully secured by U.S. Government or agency collateral equal to or exceeding the principal amount on a daily basis and held in safekeeping, and (viii) real estate loan pool participations, guaranteed by an AA rating given by S&P or an Aa2 rating given by Moody's Investors Service, Inc., or better rated credit.

            "Cash Flow" means, with respect to any Real Property Asset, the sum of (i) Funds From Operations (adjusted for non-recurring items and non-cash revenue, including, without limitation, the effect of straight-lining of rents pursuant to GAAP) and (ii) Interest Expense applicable to such Real Property Asset.

            "Class A Office Building" shall mean an office building which (i) is an institutional quality office building, built or substantially renovated within the past 15 years, with high grade interior finishes, upgraded elevator systems and floor-to-ceiling heights sufficient to accommodate raised floors for computer cabling and fiber optics and/or (ii) is listed in the database of a recognized national brokerage company as a "Class A" office building property.

            "Class B Office Building" shall mean an office building which is (i) between 15 and 50 years old, that has not been modernized to current standards, and com-mands rents not less than the median for similar properties in the market in which it is located and/or (ii) (ii) is listed in the database of a recognized national brokerage company as a "Class B" office building property.

            "Closing Date" means October 20, 1997.

            "Code" means the Internal Revenue Code of 1986, as amended, or any successor statute.

            "Commitment" means, with respect to each Bank, the amount set forth opposite the name of such Bank on the signature pages hereof (and for each Bank which is an Assignee, the amount set forth in the Assumption Agreement entered into pursuant to Section 9.6(c) as the Assignee's Commitment), as such amount may be reduced from time to time pursuant to Section 2.10(e) or in connection with an assignment to an Assignee.

            "Commitment Fee" has the meaning set forth in Section 2.7(a).

            "Company" means Tower Realty Trust, Inc., a Maryland corporation qualified as a real estate investment trust.

            "Consolidated" means "consolidated" in accordance with GAAP.

            "Consolidated Subsidiary" means at any date any Subsidiary of the Borrower or the Company that is Consolidated on the Financial Statements of the Borrower or the Company in accordance with GAAP.

            "Construction Asset Cost" shall mean, with respect to a Real Property Asset owned by the Borrower, the Company or a Consolidated Subsidiary, on which construction of Capital Improvements has begun (as evidenced by obtaining a permit to commence such construction by the applicable governmental authority) but has not yet been substantially completed (substantial completion shall be deemed to mean not less than 90% completion, as such completion shall be evidenced by a certificate of occupancy or its equivalent and the commencement of the payment of rent by tenants of such Real Property Asset), the aggregate, good faith estimated cost of construction of such Capital Improvements; and, with respect to a Real Property Asset owned by a Minority Holding, the pro rata share of such costs properly allocable to the Borrower, the Company or a Consolidated Subsidiary, as applicable.

            "Contingent Obligation" as to any Person means, without duplication,
(i) any contingent obligation of such Person required to be shown on such Person's balance sheet in accordance with GAAP, and (ii) any obligation required to be disclosed in the footnotes to such Person's financial statements in accordance with GAAP, guaranteeing partially or in whole any non-recourse Indebtedness, lease, dividend or other obligation, exclusive of contractual indemnities (including, without limitation, any indemnity or price-adjustment provision relating to the purchase or sale of securities or other assets) and guarantees of non-monetary obligations (other than guarantees of completion) which have not yet been called on or quantified, of such Person or of any other Person. The amount of any Contingent Obligation described in clause (ii) shall be deemed to be (a) with respect to a guaranty of interest or interest and principal, or operating income guaranty, the sum of all payments required to be made thereunder (which in the case of an operating income guaranty shall be deemed to be equal to the debt service for the note secured thereby), calculated at the applicable interest rate, through (i) in the case of an interest or interest and principal guaranty, the stated date of maturity of the obligation (and commencing on the date interest could first be payable thereunder), or (ii) in the case of an operating income guaranty, the date through which such guaranty will remain in effect, and (b) with respect to all guarantees not covered by the preceding clause (a), an amount equal to the stated or determinable amount of the primary obligation in respect of which such guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as recorded on the balance sheet and on the footnotes to the most recent Financial Statements of Borrower required to be delivered pursuant to
Section 5.1 hereof. Notwithstanding anything contained herein to the contrary, guarantees of completion shall not be deemed to be Contingent Obligations unless and until a claim for payment or performance has been made thereunder by the person entitled to performance or payment thereunder, at which time any such guaranty of completion shall be deemed to be a Contingent Obligation in an amount equal to any such claim. Subject to the preceding sentence, (i) in the case of a joint and several guaranty given by such Person and another Person (but only to the extent such guaranty is directly or indirectly recourse to such Person), the amount of the guaranty, to the extent it is directly or indirectly recourse to such Person, shall be deemed to be 100% thereof unless and only to the extent that such other Person has delivered Cash or Cash Equivalents to secure all or any part of such other Person's guaranteed obligations, and (ii) in the case of a guaranty, (whether or not joint and several) of an obligation otherwise constituting Indebtedness of another Person, the amount of such guaranty shall be deemed to be only that amount in excess of the amount of the obligation constituting Indebtedness of such other Person that is also included as Indebtedness of the Borrower, the Company or a Consolidated Subsidiary hereunder.

            "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

            "Designated Bank" has the meaning set forth in Section 2.3 (d) hereof.

            "Development Projects" means development of improvements at any Real Property Asset which is in excess of 50% pre-leased.

            "Development Project Value" means, with respect to all Development Projects owned by the Borrower, the Company or a Consolidated Subsidiary, the Acquisition Cost of each such property, plus 100% of the "hard" costs incurred and paid to the date of determination for Capital Improvements at each such property and, with respect to all Development Projects owned by Minority Holdings, the pro rata share of such costs properly allocable to the Borrower, the Company, or a Consolidated Subsidiary.

            "Documentation Agent" means NationsBank, N.A.

            "Domestic Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts are authorized by law to close.

            "Domestic Lending Office" means, as to each Bank, its office located at its address set forth on the signature pages hereto or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

            "Domestic Loans" means Base Rate Loans.

            "Effective Date" means the date this Agreement becomes effective in accordance with Section 9.10.

            "Environmental Affiliate" means any partner ship, or joint venture, trust or corporation in which an equity interest is owned by the Borrower or the Company, either directly or indirectly.

            "Environmental Approvals" means any permit, license, approval, ruling, variance, exemption or other authorization required under applicable Environmental Laws by a court or governmental agency having jurisdiction.

            "Environmental Claim" means, with respect to any Person, any written notice, claim, demand or similar communication by any other Person having jurisdiction alleging potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damage, property damages, personal injuries, fines or penalties arising out of, based on or resulting from
(i) the presence, or release into the environment, of any Hazardous Substances at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, of any applicable Environmental Law, in each case as to which there is a reasonable possibility of an adverse determination with respect thereto and which, if adversely determined, would have a Material Adverse Effect on the Borrower.

            "Environmental Laws" means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean-up or other remediation thereof.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

            "ERISA Group" means the Borrower, the Company, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, the Company or any Subsidiary, are treated as a single employer under
Section 414 of the Internal Revenue Code.

            "Euro-Dollar Business Day" means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

            "Euro-Dollar Lending Office" means, as to each Bank, its office, branch or affiliate located at its address set forth on the signature pages hereto, or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

            "Euro-Dollar Loan" means a Loan to be made by a Bank as a Euro-Dollar Loan in accordance with the applicable Notice of Borrowing or Notice of Interest Rate Election.

            "Event of Default" has the meaning set forth in Section 6.1.

            "Federal Funds Rate" means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Morgan Guaranty Trust Company of New York on such day on such transactions as determined by the Administrative Agent.

            "Federal Reserve Board" means the Board of Governors of the Federal Reserve System as constituted from time to time.

            "Financial Statements" means the financial statements of the Company or the Borrower, as applicable, prepared in accordance with GAAP.

            "Fixed Charges" means, with respect to any fiscal period, the sum of
(a) Total Interest Expense and (b) the aggregate of all scheduled principal payments of Total Outstanding Indebtedness made or required to be made during such fiscal period by the Borrower, the Company, the Consolidated Subsidiaries and the Minority Holdings which are allocable to the Borrower and/or the Company (it being agreed that in the case of Indebtedness of Minority Holdings that is fully recourse to the Borrower or the Company, 100% of Total Interest Expense and scheduled principal payments shall be included in "Fixed Charges") (exclusive of optional prepayments and repayments of the outstanding balance of a loan at maturity other than from loan acceleration), and (c) the aggregate of all dividends or distributions payable on the Company's or any of its Consolidated Subsidiaries' preferred stock or the Borrower's preferred partnership units not owned by the Company or any of its affiliates.

            "Fleet" means Fleet National Bank.

            "Form S-11 means the Form S-11 filed by the Company with the Securities and Exchange Commission in connection with the initial public offering of the common stock of the Company.

            "Fronting Bank" shall mean Fleet or such other Bank which Borrower is notified by the Administrative Agent may be a Fronting Bank and which is designated by Borrower in its Notice of Borrowing as the Bank which shall issue a Letter of Credit with respect to such Notice of Borrowing.

            "Funds From Operations" means, for any period and without duplication, net income of the Company, the Borrower and the Consolidated Subsidiaries (computed in accordance with GAAP) before extraordinary items, excluding gains (or losses) from debt restructuring and sales of property, plus depreciation and amortization (including amortization of prepaid deferred financing costs to the extent previously deducted), plus the pro rata share of such net income so adjusted from the operations of Minority Holdings which is allocable to the Borrower and/or the Company.

            "GAAP" means generally accepted accounting principles recognized as such in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

            "Group of Loans" means, at any time, a group of Loans consisting of
(i) all Loans which are Base Rate Loans at such time, or (ii) all Loans which are Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Section 8.1 or 8.2, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

            "Guarantor" means the Company.

            "Guaranty" means that certain Unconditional Guaranty Agreement, dated as of the date hereof, by the Company, as the same may be amended, supplemented, modified or restated from time to time.

            "Hazardous Substances" means any toxic, radioactive, caustic or otherwise hazardous substance, identified as such as a matter of Environmental Law, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

            "ICIP Amount" means amounts payable by a Subsidiary of the Company in respect of the Industrial Commercial Incentive Program relating to the Tower 45 property.

            "Indebtedness" of any Person means, without duplication, (A) as shown on such Person's balance sheet (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property and, (ii) all indebtedness of such Person evidenced by a note, bond, debenture or similar instrument (whether or not disbursed in full in the case of a construction loan), (B) the face amount of all letters of credit issued for the account of such Person and, without duplication, all unreimbursed amounts drawn thereunder,
(C) all Contingent Obligations of such Person, and (D) all payment obligations of such Person under any interest rate protection agreement (including, without limitation, any interest rate swaps, caps, floors, collars and similar agreements) and currency swaps and similar agreements which were not entered into specifically in connection with Indebtedness set forth in clauses (A), (B) or (C) hereof. For purposes of this Agreement, Indebtedness (other than Contingent Obligations) of the Borrower shall be deemed to include only Indebtedness of the Borrower, the Company, and the Consolidated Subsidiaries plus, without duplication, the Borrower's pro rata share (such share being based upon the Borrower's percentage ownership interest as shown on the Borrower's annual Financial Statements) of the Indebtedness of any Person in which the Borrower, directly or indirectly, owns an interest, provided that such Indebtedness is nonrecourse, both directly and indirectly, to the Borrower, the Company, or any such Consolidated Subsidiary.

            "Indemnitee" has the meaning set forth in Section 9.3(b).

            "Interest Expense" means interest (whether accrued, paid or capitalized) actually payable by a Person on its Indebtedness for borrowed money.

            "Interest Period" means: (1) with respect to each Euro-Dollar Borrowing, the period commencing on the date of such Borrowing or the applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing or Notice of Interest Rate Election; provided that:

            (a) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro-Dollar Business Day;

            (b) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro-Dollar Business Day of a calendar month; and

            (c) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.9 but does not end on such date, then (i) the principal amount (if any) of each Euro-Dollar Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Euro-Dollar Loan shall have an Interest Period determined as set forth above.

(2) with respect to each Base Rate Borrowing, the period commencing on the date of such Borrowing or Notice of Interest Rate Election and ending 30 days thereafter; provided that:

            (a) any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a

      Euro-Dollar Business Day shall be extended to the next succeeding Euro-Dollar Business Day; and

            (b) if any Interest Period includes a date on which a payment of principal of the Loans is required to be made under Section 2.9 but does not end on such date, then (i) the principal amount (if any) of each Base Rate Loan required to be repaid on such date shall have an Interest Period ending on such date and (ii) the remainder (if any) of each such Base Rate Loan shall have an Interest Period determined as set forth above.

            "Land Held for Development" means (i) Real Property Assets upon which no material construction of material improvements has been commenced; all such Real Property Assets that constitute Land Held for Development will continue to be deemed Land Held for Development until such time as the chief financial officer or chief accounting officer of Borrower and/or the Company shall certify to the Administrative Agent that material construction of material improvements has commenced thereon; and (ii) Real Property Assets upon which development of improvements has commenced but which are 50% or less pre-leased; all such Real Property Assets that constitute Land Held for Development will continue to be deemed Land Held for Development until such time as the chief financial officer or chief accounting officer of Borrower and/or the Company shall certify to the Administrative Agent that the improvements thereon are greater than 50% pre-leased.

            "Land Held for Development Value" means, with respect to all Land Held for Development owned by the Borrower, the Company or a Consolidated Subsidiary, the Acquisition Cost of each such property, plus 100% of "hard" costs incurred and paid to the date of determination for infrastructure improvements and/or Capital Improvements (if any) at each such property, and, with respect to all Land Held for Development owned by a Minority Holding, the pro rata share of such costs properly allocable to the Borrower, the Company or a Consolidated Subsidiary.

            "Letter(s) of Credit" has the meaning provided in Section 2.2(b).

            "Letter of Credit Collateral" has the meaning provided in Section
6.4.

            "Letter of Credit Collateral Account" has the meaning provided in
Section 6.4.

            "Letter of Credit Documents" has the meaning provided in Section
2.17.

            "Letter of Credit Usage" means at any time the sum of (i) the aggregate maximum amount available to be drawn under the Letters of Credit then outstanding, assuming compliance with all requirements for drawing referred to therein, and (ii) the aggregate amount of the Borrower's unpaid obligations under this Agreement in respect of the Letters of Credit.

            "Leverage Ratio" means the ratio, expressed as a percentage, of Total Outstanding Indebtedness to Total Value.

            "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower, the Company, or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

            "Loan" means a Domestic Loan or a Euro-Dollar Loan and "Loans" means Domestic Loans or Euro-Dollar Loans or any combination of the foregoing.

            "Loan Amount" shall mean the amount of Two Hundred Million Dollars ($200,000,000).

            "Loan Documents" means this Agreement, the Notes and the Guaranty.

            "London Interbank Offered Rate" has the meaning set forth in
Section 2.6(b).

            "Mandatory Prepayment Event" has the meaning set forth in Section
2.9.

            "Margin Stock" shall have the meaning provided such term in Regulation U and Regulation G of the Federal Reserve Board.

            "Material Adverse Effect" means a material adverse effect upon (i) the business, operations, properties or assets of the Borrower, the Company, and the Consolidated Subsidiaries, taken as a whole, or (ii) the ability of the Borrower to pay debt service on the Loans, as such debt service becomes due from time to time.

            "Material Plan" means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $5,000,000.

            "Maturity Date" shall have the meaning set forth in Section 2.8.

            "Maximum Loan Amount" means the Loan Amount, as the Loan Amount may be reduced pursuant to Section 2.10(e).

            "Merrill" means Merrill Lynch Capital Corporation.

            "Minority Holdings" means partnerships, joint ventures, limited liability companies, trusts, associations and corporations held or owned by the Borrower and/or the Company which are not Consolidated with Borrower or the Company on their respective Financial Statements.

            "Multiemployer Plan" means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

            "Net Operating Income" means net operating income determined in accordance with GAAP (adjusted for non-recurring items and non-cash revenue, including, without limitation, the effect of straight-lining of rents pursuant to GAAP).

            "Net Offering Proceeds" means all cash or other assets received by the Company as a result of the sale of common shares, preferred shares, partnership interests, limited liability company interests, convertible securities or other ownership or equity interests in the Company, less customary costs, expenses and discounts of issuance paid by the Company in connection therewith.

            "Net Worth" means Total Value less Total Outstanding Indebtedness.

            "New Acquisitions" has the meaning set forth in Section 2.14.

            "Non-Recourse Indebtedness" means Indebtedness of a Person for which the right of recovery of the obligee thereof is limited to recourse against the Real Property Assets securing such Indebtedness (subject to such limited exceptions as fraud, misappropriation, misapplication and environmental indemnities as are usual and customary in similar transactions at the time such Indebtedness is incurred).

            "Notes" means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, as the same may be amended, supplemented, modified or restated from time to time, and "Note" means any one of such promissory notes issued hereunder.

            "Notice of Borrowing" has the meaning set forth in Section 2.2. A form of Notice of Borrowing is attached hereto as Exhibit E.

            "Notice of Interest Rate Election" has the meaning set forth in
Section 2.15(a). A form of Notice of Interest Rate Election is attached hereto as Exhibit G.

            "Obligations" means all obligations, liabilities and Indebtedness of every nature of the Borrower from time to time owing to any Bank under or in connection with this Agreement or any other Loan Document.

            "Outstanding Balance" means the sum of (i) the aggregate outstanding and unpaid principal balance of all Loans and (ii) the Letter of Credit Usage.

            "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

            "Parent" means, with respect to any Bank, any Person controlling such Bank.

            "Participant" has the meaning set forth in Section 9.6(b).

            "Permitted Liens" means (a) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, completion bonds, government contracts or other obligations of a like nature, including Liens in connection with workers' compensation, unemployment insurance and other types of statutory obligations or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness) and other similar obligations incurred in the ordinary course of business; (b) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (c) Liens on property of Borrower or any Consolidated Subsidiary thereof in favor of the Federal or any state government to secure certain payments pursuant to any contract, statute or regulation; (d) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights of way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Consolidated Subsidiary thereof and which do not materially detract from the value of the property to which they attach or materially impair the use thereof by the Borrower or Consolidated Subsidiary;

(e) statutory Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other Liens imposed by law and arising in the ordinary course of business, for sums not then due and payable (or which, if due and payable are being contested in good faith and with respect to which adequate reserves are being maintained to the extent required by GAAP); and (f) the interests of lessees and lessors under leases of real or personal property made in the ordinary course of business which would not have a Material Adverse Effect.

            "Person" means an individual, a corporation, a partnership, an association, a trust, limited liability company or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

            "Plan" means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

            "Prime Rate" means the rate of interest publicly announced by Fleet National Bank in Boston, Massachusetts from time to time as its Prime Rate.

            "Qualified Real Property Asset" means a fully operational office building property (i) that is owned 100% by the Borrower (directly or through a Wholly-Owned Subsidiary of the Borrower), in fee or pursuant to a ground lease with an unexpired term of not less than 30 years (inclusive of extension options exercisable in the Borrower's sole discretion at no more than the then fair market value), (ii) that is not the subject of any Secured Indebtedness either with respect to the property itself or with respect to the ownership thereof (e.g. stock, partnership, or other pledge of equity) or any negative pledge,
(iii) that the Required Banks, in their sole and reasonable discretion, deem to be a Class A Office Building or a Class B Office Building in gener-ally good condition and repair, and (iv) no less than 60% of the rentable square feet of which are occupied by tenants pursuant to written leases (a) for which no monetary default has occurred beyond applicable notice and cure periods, and
(b) which have a weighted (by rentable square footage) average remaining term of not less than five years with respect to Real Property Assets located in New York, New York and not less than three years and six months with respect to Real Property Assets located in areas outside of New York, New York.

            "Real Property Assets" means the real property assets or interests therein (including interests in participating mortgages in which the Borrower's interest therein is characterized as equity according to GAAP) currently owned, from time to time, directly or indirectly by the Borrower, the Company, or the Consolidated Subsidiaries (including the interest in which the real property asset is held, such as a partnership, limited liability company or corporation).

            "Recourse Indebtedness" means Indebtedness of a Person that is not Non-Recourse Indebtedness.

            "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

            "Required Banks" means at any time Banks having at least 66-2/3% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

            "Reuters Screen LIBO Page" shall mean the display designated as page "LIBO" on the Reuters Monitor Money rates Service (or such other page as may replace the LIBO page on such service) for the purpose of displaying interbank rates from London in U.S. dollars.

            "Secured Indebtedness" means Indebtedness of a Person that is secured by a Lien.

            "Solvent" as to any Person shall mean that such Person is not "insolvent" within the meaning of Section 101(32) of the Bankruptcy Code or
Section 271 of the Debtor and Creditor Law of the State of New York.

            "Subsidiary" means any corporation, limited partnership, limited liability company, or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

            "Syndication Agent" means Merrill Lynch & Co.

            "Telerate Page 3750" means the display designated as "Page 3750" on the Dow Jones Telerate Service (or such other page as may replace Page 3750 on that service) or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. dollar deposits.

            "Term" has the meaning set forth in Section 2.8.

            "Title Company" means, with respect to each Unencumbered Asset, a title insurance company of recognized national standing.

            "Title Commitment" means, for each Unencumbered Asset, an ALTA fee or leasehold title commitment or title policy issued by the Title Company at the time of acquisition by the Borrower or its Subsidiary.

            "Total Interest Expense" means, for any period, the sum of (i) the Interest Expense of the Borrower, the Company and the Consolidated Subsidiaries with respect to the Total Outstanding Indebtedness paid, accrued and/or capitalized (but exclusive of capitalized construction loan interest funded from an established interest reserve) for such period, and (ii) the pro rata share of Interest Expense of the Minority Holdings allocable to the Borrower or the Company during such period and paid, accrued and/or capitalized during such period as set forth above.

            "Total Outstanding Indebtedness" means, for any period, the sum of
(i) the amount of Indebtedness of the Borrower, the Company and the Consolidated Subsidiaries set forth on their then most recent quarterly Fi-nancial Statements, plus any additional Indebtedness incurred by the Borrower, the Company and the Consolidated Subsidiaries since the time of such Financial Statements, including without limitation reimbursement obligations for letters of credit, and interest rate and currency hedges, and (ii) the pro rata share of outstanding amount of Indebtedness of Minority Holdings properly allocable to the Borrower, the Company or the Consolidated Subsidiaries as of the date of determination, and (iii) Contingent Obligations of the Borrower, the Company and the Consolidated Subsidiaries and the Borrower's, the Company's or such Consolidated Subsidiaries' pro rata share of the Contingent Obligations of any Minority Holdings (other than the ICIP Amount).

            "Total Outstanding Secured Indebtedness" shall mean, for any period, the sum of (i) the amount of Secured Indebtedness of the Borrower, the Company, and the Consolidated Subsidiaries, set forth on their then most recent quarterly Financial Statements, plus any additional Secured Indebtedness incurred by the Borrower, the Company or the consolidated subsidiaries since the date of such Financial Statements, (ii) the pro rata share of the outstanding amount of Secured Indebtedness of the Minority Holdings allocable in accordance with GAAP to the Borrower, the Company or the Consolidated Subsidiaries as of the date of determination, plus any additional Secured Indebtedness allocable thereto since the date of determination, and (iii) all Unsecured Indebtedness of any Consolidated Subsidiary or Minority Holding that is non-recourse to the Borrower and the Company, other than the ICIP Amount.

            "Total Outstanding Unsecured Indebtedness" shall mean that portion of Total Outstanding Indebtedness which is recourse to the Borrower, the Company, and/or its Consolidated Subsidiaries, plus the pro rata share of such recourse Indebtedness of Minority Holdings that is allocable to the Borrower, the Company or the Consolidated Subsidiaries as of the date of determination.

            "Total Unencumbered Asset Value" means the sum of (i) the aggregate Unencumbered Asset Value of the Unencumbered Assets, and (ii) unrestricted Cash and Cash Equivalents, exclusive of tenant security deposits.

            "Total Value" means the sum of (i) Capitalization Value, (ii) Construction Asset Costs (provided that Construction Asset Costs do not account for more than 10% of Total Value), and (iii) unrestricted Cash and Cash Equivalents, exclusive of tenant security deposits.

            "UCC Searches" has the meaning set forth in Section 3.1(m).

            "Unencumbered Assets" has the meaning set forth in Section 3.3.

            "Unencumbered Asset Value" means, with respect to any Unencumbered Asset, an amount equal to the product of (x) four (4), and (y) the Adjusted Unencumbered NOI with respect to any such Unencumbered Asset for the immediately preceding quarter, with pro forma adjustments in the case of any Unencumbered Asset that has been owned for less than one full fiscal quarter, divided by 9.5%.

            "United States" means the United States of America, including the states and the District of Columbia, but excluding its territories and possessions.

            "Unsecured Interest Expense" for any period, shall be the greater of
(a) actual Interest Expense incurred on Total Outstanding Unsecured Indebtedness, and (b) the product of (i) the average amount of Total Outstanding Unsecured Indebtedness outstanding for such period, and (ii) a percentage equal to an interest rate constant equal to the product of (x) the sum of the then current rate of the seven-year U.S. Treasury Note and one and one half percent (1.50%), and (y) a thirty year mortgage-style amortization schedule.

            "Wholly-Owned Subsidiary" means any Subsidiary of the Borrower that is wholly owned, directly or indirectly, by the Borrower; provided that a Subsidiary shall also be deemed to be a "Wholly-Owned" Subsidiary hereunder if the Company wholly owns, directly or indirectly, a minority position in such Subsidiary (in addition to the indirect interest of the Company in such Subsidiary as a result of the Company's ownership interest in the Borrower).

            SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all Financial Statements required to be delivered hereunder shall be prepared in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited Consolidated Financial Statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article V to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article V for such purpose), then the Borrower's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

            SECTION 1.3. Types of Borrowings. The term "Borrowing" denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to
Article II on a single date and for a single Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a "Euro-Dollar Borrowing" is a Borrowing comprised of Euro-Dollar Loans).

                                   ARTICLE II

                                   THE CREDITS

            SECTION 2.1. Commitments to Lend. During the Term, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make the Loans to the Borrower and participate in Letters of Credit issued by the Fronting Bank on behalf of the Borrower pursuant to this Section from time to time in amounts such that the aggregate principal amount of Loans by such Bank together with such Bank's pro rata share of the Letter of Credit Usage at any one time outstanding shall not exceed the amount of its Commitment. The aggregate amount of Loans to be made hereunder together with the Letter of Credit Usage shall not exceed the Maximum Loan Amount. At no time shall there be more than six (6) Euro-Dollar Loans outstanding and at no time shall there be more than twelve
(12) Loans outstanding. Each Borrowing under this subsection (a) shall be in an aggregate principal amount of not less than $2,000,000, or an integral multiple of $1,000,000 in excess thereof (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.2(c)) and shall be made from the several Banks ratably in proportion to their respective Commitments. Upon the expiration of the Term, the Banks shall have no further obligation to make Loans or issue or participate in Letters of Credit to Borrower. Within the foregoing limits, the Borrower may borrow under this Section, repay, or to the extent required by Section 2.9 or permitted by Section 2.10, prepay Loans and reborrow at any time during the Term.

            SECTION 2.2. Notice of Borrowing.

            (a) The Borrower shall give the Administrative Agent notice (a "Notice of Borrowing") not later than 10:00 a.m. (New York City time) (y) one
(1) Domestic Business Day before each Base Rate Borrowing, or (z) three (3) Euro-Dollar Business Days before each Euro-Dollar Borrowing, as applicable, specifying:

                  (i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing,

                  (ii) the aggregate amount of such Borrowing,

                  (iii) whether the Loans comprising such Borrowing are to be Base Rate Loans or Euro-Dollar Loans,

                  (iv) in the case of a Euro-Dollar Borrowing, the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, except that no Interest Period shall extend beyond the Maturity Date, as such may be extended pursuant to Section 2.8 hereof, and

                  (v) the Approved Use (in reasonable detail) for which such Borrowing shall be used.

            (b) Borrower shall give the Administrative Agent, and the designated Fronting Bank, written notice in the form of Exhibit F attached hereto in the event that it desires to have Letters of Credit (each, a "Letter of Credit") issued hereunder no later than 10:00 a.m., New York City time, at least four (4) Domestic Business Days prior to the date of such issuance. Each such notice shall specify (i) the designated Fronting Bank, (ii) the aggregate amount of the requested Letters of Credit, (iii) the individual amount of each requested Letter of Credit and the number of Letters of Credit to be issued, (iv) the date of such issuance (which shall be a Domestic Business Day), (v) the name and address of the beneficiary, (vi) the expiration date of the Letter of Credit (which in no event shall be later than twelve (12) months after the issuance of such Letter of Credit or the Maturity Date, whichever is earlier), (vii) the purpose and circumstances for which such Letter of Credit is being issued and
(viii) the terms upon which each such Letter of Credit may be drawn down (which terms shall not leave any discretion to Fronting Bank). Each such notice may be revoked telephonically by the Borrower to the applicable Fronting Bank and the Administrative Agent any time prior to the date of issuance of the Letter of Credit by the applicable Fronting Bank, provided such revocation is confirmed in writing by the Borrower to the Fronting Bank and the Administrative Agent within one (1) Domestic Business Day by facsimile. No later than 10:00 a.m., New York City time, on the date that is four (4) Domestic Business Days prior to the date of issuance, the Borrower shall specify a precise description of the documents and the verbatim text of any certificate to be presented by the beneficiary of such Letter of Credit, which if presented by such beneficiary prior to the expiration date of the Letter of Credit would require the Fronting Bank to make a payment under the Letter of Credit; provided, that Fronting Bank may, in its reasonable judgment, require changes in any such documents and certificates only in conformity with changes in customary and commercially reasonable practice or law and, provided further, that no Letter of

Credit shall require payment against a conforming draft to be made thereunder on the following Domestic Business Day that such draft is presented if such presentation is made later than 10:00 A.M. New York City time (except that if the beneficiary of any Letter of Credit requests at the time of the issuance of its Letter of Credit that payment be made on the same Domes tic Business Day against a conforming draft, such beneficiary shall be entitled to such a same day draw, provided such draft is presented to the applicable Fronting Bank no later than 10:00 A.M. New York City time and provided further the Borrower shall have requested to the Fronting Bank and the Administrative Agent that such beneficiary shall be entitled to a same day draw). In determining whether to pay on such Letter of Credit, the Fronting Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of that Letter of Credit.

            SECTION 2.3. Notice to Banks; Funding of Loans.

            (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's share (if any) of such Borrowing and such Notice of Borrowing shall thereafter only be revocable by the Borrower no later than (y) with respect to a Base Rate Borrowing, 5:00 p.m. (New York City time) one Domestic Business Day before each Base Rate Borrowing or (z) with respect to a Euro-Dollar Borrowing, 3:00 p.m. (New York City time) three (3) Euro-Dollar Business Days before each Euro-Dollar Borrowing. Upon the expiration of such applicable time periods, the Notice of Borrowing shall not thereafter be revocable by Borrower.

            (b) Not later than 1:00 p.m. (New York City time) on the date of each Borrowing as indicated in the Notice of Borrowing, each Bank participating therein shall (except as provided in subsection (c) of this Section) make available its share of such Borrowing, in Federal or other funds immediately available to the Administrative Agent at its address referred to in Section 9.1. Unless the Administrative Agent determines that any applicable condition specified in Article III has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Borrower's address. If the Borrower has requested the issuance of a Letter of Credit, no later than 12:00 Noon (New York City time) on the date of such issuance as indicated in the notice delivered pursuant to Section 2.2(b), the Fronting Bank shall issue such Letter of Credit in the amount so requested and deliver the same to the Borrower (or as the Borrower shall direct) with a copy thereof to the Administrative Agent. Immediately upon the issuance of each Letter of Credit by the Fronting Bank, such Fronting Bank shall be deemed to have sold and transferred to each other Bank, and each such other Bank shall be deemed, and hereby agrees, to have irrevocably and unconditionally purchased and received from the Fronting Bank, without recourse or warranty, an undivided interest and a participation in such Letter of Credit, any drawing thereunder, and the obligations of the Borrower hereunder with respect thereto, and any security therefor or guaranty pertaining thereto, in an amount equal to such Bank's rat able share thereof (based upon the ratio its Commitment bears the aggregate of all Commitments). Upon any change in any of the Commitments in accordance herewith, there shall be an automatic adjustment to such participations to reflect such changed shares. The Fronting Bank shall have the primary obligation to fund any and all draws made with respect to such Letter of Credit notwithstanding any failure of a participating Bank to fund its ratable share of any such draw. The Administrative Agent will instruct the Fronting Bank to make such Letter of Credit available to the Borrower and the Fronting Bank shall make such Letter of Credit available to the Borrower at the Borrower's aforesaid address on the date of the Borrowing.

            (c) Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.3 and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith within ten (10) days after demand therefore such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, a rate per annum equal to the higher of the Federal Funds Rate and the interest rate applicable thereto pursuant to Section 2.6 and (ii) in the case of such Bank, the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement. The failure of any Bank to make any Loan on a date of Borrowing hereunder shall not relieve any other Bank of any obligation hereunder to make a Loan on such date. Notwithstanding the foregoing and any other provision to the contrary contained herein, if any Bank shall have failed to fund its share of a previously requested Loan on the applicable date of Borrowing and Borrower provides a new Notice of Borrowing as a result of such failure to fund, then, if necessary to make such Borrowing, Borrower shall be permitted a single additional Loan (beyond that permitted by Section 2.1, if a Euro-Dollar Loan) and the $2,000,000 minimum Borrowing limit elsewhere referred to in the Credit Agreement shall not apply to such new Borrowing.

            (d) In the event a Bank (a "Designated Bank") shall have failed to make a Loan within the ten (10) day period specified in clause (c) above, the Borrower may, at its sole election, (i) make written demand on such Designated Bank (with a copy to the Administrative Agent) for the Designated Bank to assign, and such Designated Bank shall assign pursuant to one or more duly executed Assignment and Acceptances to one or more banks or other institutions which the Borrower or the Administrative Agent shall have identified for such purpose (provided that neither the Administrative Agent nor any Bank shall have any obligation to identify a bank or other institution for such purpose), all of such Designated Bank's right and obligations under this Agreement and the Notes (including, without limitation, its Commitment, all Loans owing to it, and all of its participation interests in Letters of Credit) in accor-dance with Section 9.6 or (ii) repay all Loans owing to the Designated Bank together with interest accrued with respect thereto to the date of such repayment and all fees and other charges accrued or payable under the terms of this Agreement for the benefit of the Designated Bank to the date of such repayment and remit to the Administrative Agent to be held as cash collateral an amount equal to the participation interest of the Designated Bank in Letters of Credit. Any such repayment and remittance shall be for the sole credit of the Designated Bank and not for any other Bank. Upon delivery of such repayment and remittance in immediately available funds as aforesaid, the Designated Bank shall cease to be a Bank under this Agreement and its Commitment shall terminate. All expenses incurred by the Administrative Agent in connection with the foregoing shall be for the sole account of the Borrower and shall constitute Obligations hereunder.

            SECTION 2.4. Notes.

            (a) The Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank's Loans.

            (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that its Loans of a particular type be evidenced by a separate
Note in an amount equal to the aggregate unpaid principal amount of such Bank's Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it evidences solely Loans of the relevant type for such Bank. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

            (c) Upon receipt of each Bank's Note pursuant to Section 3.1(a), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount, type and maturity of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required which continuation shall be deemed correct absent manifest error.

            SECTION 2.5. Maturity of Loans. Each Loan included in any Borrowing shall mature, and the principal amount thereof shall be due and payable, on the Maturity Date.

            SECTION 2.6. Interest Rates.

            (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made until the date it is repaid at a rate per annum equal to the Base Rate plus the Applicable Margin for Base Rate Loans for such day. Such interest shall be payable for each Interest Period on the last day thereof.

            (b) Each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during the Interest Period applicable thereto, at a rate per annum equal to the sum of the Applicable Margin for Euro-Dollar Loans for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than one month, at intervals of thirty days after the first day thereof.

            The "Adjusted London Interbank Offered Rate" applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro-Dollar Reserve Percentage.

            The "London Interbank Offered Rate" applicable to any Interest Period means the rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for deposits in U.S. Dollars for a period of time comparable to such Interest Period that appears on Telerate Page 3750 as of 11:00 a.m., London time, two Euro-Dollar Business Days before the first day of such Interest Period. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, two Euro-Dollar Business Days before the first day of such Interest Period, the London Interbank Offered Rate will be the arithmetic mean of the offered rates (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for deposits in U.S. dollars for a one (1) month period that appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, two Euro-Dollar Business Days before the first day of such Interest Period, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen LIBO Page as of 11:00 a.m., London time, on any such date, the Administrative Agent will request the principal London office of any four (4) major reference banks in the London interbank market selected by the Administrative Agent to provide such bank's offered quotation (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) to prime banks in the London interbank market for deposits in U.S. dollars for a period comparable to such Interest Period as of 11:00 a.m., London time, on such date for amounts comparable to the then outstanding principal amount of the applicable Loan (if available). If at least two such offered quotations are so provided, LIBOR will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Administrative Agent will request any three (3) major banks in New York City selected by the Administrative Agent to provide such bank's rate (expressed as a percentage per annum rounded upwards, if necessary, to the nearest one sixteenth (1/16) of one percent (1%)) for loans in U.S. dollars to leading European banks for a period comparable to such Interest Period as of approximately 11:00 a.m., New York City time, on the date which is two Euro-Dollar Business Days before the first day of such Interest Period for amounts comparable to the then outstanding principal amount (if available) of such Loan. If at least two such rates are so provided, the London Interbank Offered Rate will be the arithmetic mean of such rates. If fewer than two rates are so provided, then the London Interbank Offered Rate will be the rate provided.

            "Euro-Dollar Reserve Percentage" means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of "Eurocurrency liabilities" (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a nonUnited States office of any Bank to United States residents). The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro-Dollar Reserve Percentage.

            (c) In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal amount of the Loans, and, to the extent permitted by applicable law, overdue interest in respect of all Loans, shall bear interest at the annual rate of the sum of the Prime Rate and four percent (4%).

            (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

            (e) The Administrative Agent agrees to use its best efforts to obtain quotations of the London Interbank Offered Rate as contemplated by this Section. If the Administrative Agent does not obtain a timely quotation, the provisions of Section 8.1 shall apply.

            SECTION 2.7. Fees.

            (a) Commitment Fee. During the Term, the Borrower shall pay the Administrative Agent for the account of the Banks ratably in proportion to their respective Commitments a commitment fee (the "Commitment Fee") accruing at a per annum rate equal to 0.25% on the daily average undrawn Commitments. The Commitment Fee shall be payable monthly in arrears during the Term.

            (b) Letter of Credit Fee Charges. In connection with each Letter of Credit, Borrower hereby covenants to pay to the Administrative Agent the following fees each payable monthly in arrears: (1) a fee for the account of the Banks, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum equal to the "Banks' L/C Fee Rate" (as hereinafter defined) and (2) a fee, for the Fronting Bank's own account, computed daily on the amount of the Letter of Credit issued and outstanding at a rate per annum equal to 0.125%. For purposes of this Agreement, the "Banks' L/C Fee Rate" shall mean, at any time, a rate per annum equal to the Applicable Margin for Eurodollar Rate Loans less 0.125% per annum. It is understood and agreed that the last installment of the fees provided for in this paragraph (b) with respect to any particular Letter of Credit shall be due and payable on the first day of the calendar month following the return, undrawn, or cancellation of such Letter of Credit. In addition, the Borrower shall pay to the Fronting Bank, solely for its own account, the standard charges assessed by the Fronting Bank in connection with the issuance, administration, amendment and payment or cancellation of Letters of Credit and such compensation in respect of such Letters of Credit for the Borrower's account as may be agreed upon by the Borrower and the Fronting Bank from time to time.

            (c) Fees Non-Refundable. All fees set forth in this Section 2.7 shall be deemed to have been earned on the date payment is due in accordance with the provisions of this Agreement and shall be non-refundable. The obligation of the Borrower to pay such fees in accordance with the provisions of this Agreement shall be binding upon the Borrower and shall inure to the benefit of the Administrative Agent and the Banks regardless of whether any Loans are actually made.

            SECTION 2.8. Mandatory Expiration. The term (the "Term") of the Commitments shall terminate and expire, and the Borrower shall return or cause to be returned all Letters of Credit to the Fronting Bank, on the date which is the third anniversary of the Closing Date (or, if such date is not a Domestic Business Day, then the next succeeding Domestic Business Day) (the "Maturity Date").

            SECTION 2.9. Mandatory Prepayment.

            (a) Each of the Loans shall immediately mature and the Commitments shall terminate upon the occurrence of any of the following events (each, a "Mandatory Prepayment Event"): (i) the Company or the Borrower merges or consolidates with another person and the Company or Borrower, as the case may be, is not the surviving entity; (ii) the Borrower or the Company shall sell any asset or assets which in the aggregate constitute in excess of 25% of the Capitalization Value; or (iii) the Company, the Borrower or any of their affiliates cease to provide property management or leasing services to at least 75% of the total number of Real Property Assets in which the Borrower or the Company has an ownership interest.

            (b) Prepayments of the Loans pursuant to this Section 2.9 shall be applied to prepay ratably the Loans of the Banks. In connection with the prepayment of a Euro-Dollar Loan prior to the maturity thereof, the Borrower shall also pay any applicable expenses pursuant to Section 2.12.

            SECTION 2.10. Optional Prepayments.

            (a) The Borrower may, upon at least two (2) Domestic Business Days' notice to the Administrative Agent, prepay any Base Rate Borrowing in whole at any time, or from time to time in part, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Borrowing.

            (b) Except as provided in Section 8.2, the Borrower may not prepay all or any portion of the principal amount of any Euro-Dollar Loan prior to the maturity thereof unless the Borrower shall also pay any applicable expenses pursuant to Section 2.12. Notice of such prepayment shall be delivered to the Administrative

Agent by Borrower, upon at least three (3) Domestic Business Days notice. Each such optional prepayment shall be applied to prepay ratably the Loans of the Banks included.

            (c) The Borrower may, upon at least one (1) Domestic Business Day's notice to the Administrative Agent (by 11:00 a.m New York time on such Domestic Business Day), reimburse the Administrative Agent for the benefit of the Fronting Bank for the amount of any drawing under a Letter of Credit in whole or in part in any amount.

            (d) The Borrower may at any time return any undrawn Letter of Credit to the Fronting Bank in whole, but not in part, and the Fronting Bank shall give the Administrative Agent and each of the Banks notice of such return.

            (e) The Borrower may cancel all or any portion of the Commitments by the delivery to the Administrative Agent of a notice of cancellation within the applicable time periods set forth in Sections 2.10(a) and (b) above if there are Loans then outstanding or, if there are no Loans outstanding at such time, upon at least five (5) Domestic Business Days notice to the Administrative Agent, whereupon, in either event, such Commitments so designated by Borrower shall terminate on the date set forth in such notice of cancellation, and, if there are any Loans then outstanding in excess of the Commitments after giving effect to such termination, Borrower shall prepay such Loans outstanding on such date in accordance with the requirements of Section 2.10(a) and (b). In no event shall the Borrower be permitted to cancel Commitments for which a Letter of Credit has been issued and is outstanding unless the Borrower returns (or causes to be returned) such Letter of Credit to the Fronting Bank.

            (f) Upon receipt of a notice of prepayment or cancellation or a return of a Letter of Credit pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank's ratable share (if any) of such prepayment or cancellation and such notice shall thereafter be revocable by the Borrower no later than 10:00 a.m. (New York City time) three (3) Domestic Business Days before the date originally set forth by Borrower in the applicable notice of prepayment or cancellation as the prepayment or cancellation date. Upon the expiration of such time period, the notice of prepayment or cancellation shall be irrevocable.

            (g) Any amounts prepaid pursuant to Sections 2.10(a) or (b) may be reborrowed. Any amounts cancelled pursuant to Section 2.10(e) may not be reborrowed.

            SECTION 2.11. General Provisions as to Payments.

            (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees required hereunder, not later than 11:00 a.m. (New York City time) on the date when due, in Federal or other funds immediately available to the Administrative Agent at its address referred to in
Section 9.1. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks and, if such payment is not made by the Administrative Agent to any such Bank within two (2) Domestic Business Days after the Administrative Agent's actual receipt of funds from the Borrower, the Administrative Agent shall in addition pay to such Bank(s) interest on the amount of such late repayment at the Federal Funds Rate. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees required hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

            (b) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may (but shall have no obligation to), in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

            SECTION 2.12. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan (pursuant to Article II, VI or VIII or otherwise) on any day other than the last day of the Interest Period applicable thereto (other than the last day of a Euro-Dollar Period as established in clause (1)(c) of the definition of Interest Period), or the last day of an applicable period fixed pursuant to Section 2.6(b), or if the Borrower fails to borrow any Euro-Dollar Loans, after notice has been given to any Bank in accordance with Section 2.3(a) and not revoked as permitted in this Agreement, or in the event of any mandatory prepayment under Section 2.9 hereof, then and only then shall Borrower reimburse each Bank within 15 days after demand therefor for any resulting loss or expense reasonably incurred by it (or by a Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment or failure to borrow, provided that such Bank shall have delivered to the Borrower a certificate signed by an authorized officer of such Bank as to the amount of such loss or expense reasonably incurred, which certificate shall be conclusive in the absence of manifest error.

            SECTION 2.13. Computation of Interest and Fees. Interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

            SECTION 2.14. Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for (i) the acquisition by the Borrower (either directly or indirectly through Wholly-Owned Subsidiaries) of real estate properties (or interests therein) which are office buildings located in the continental United States, with land adjacent or incidental thereto (the "New Acquisitions"), (ii) such other costs and expenses attendant with such acquisitions and improvements, including, without limitation, closing costs, attorneys' fees and expenses and other professional fees, architectural fees, due diligence expenses, title insurance premiums, survey preparation costs, recording fees, appraisal fees, engineering and environmental fees, licensing and regulatory filing fees, brokerage commissions, leasing commissions, reasonable tenant improvement costs,
(iii) construction, renovation, rehabilitation and alteration of Real Property Assets or other Capital Improvements, (iv) the refinancing of existing Indebtedness of the Borrower and its Consolidated Subsidiaries, and (v) general working capital needs of the Borrower not to exceed a maximum amount, with respect to such working capital needs, of ten percent (10%) of the Commitments then available to be drawn pursuant to the terms hereof (collectively, "Approved Uses").

            SECTION 2.15. Method of Electing Interest Rates.

            (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject in each case to the provisions of Article VIII), as follows:

            (i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day;

            (ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, in each case effective on the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a "Notice of Interest Rate Election") to the Administrative Agent at least three (3) Euro-Dollar Business Days before the conversion or continuation selected in such notice is to be effective (unless the relevant Loans are to be continued as Base Rate Loans, in which case such notice shall be delivered to the Administrative Agent no later than 12:00 Noon (New York City time) at least one (1) Domestic Business Day before such continuation is to be effective). A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group, (ii) the portion to which such notice applies, and the remaining portion to which it does not apply, are each $1,000,000 or any larger multiple of $1,000,000, (iii) there shall be no more than six (6) Borrowings comprised of Euro-Dollar Loans and no more than twelve (12) Loans in total outstanding at any time under this Agreement, (iv) no Loan may be continued as, or converted into, a Euro-Dollar Loan when any Event of Default has occurred and is continuing, and (v) no Interest Period shall extend beyond the Maturity Date.

            (b) Each Notice of Interest Rate Election shall specify:

            (i) the Group of Loans (or portion thereof) to which such notice applies;

            (ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

            (iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if such new Loans are Euro-Dollar Loans, the duration of the initial Interest Period applicable thereto; and

            (iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

            (c) Upon receipt of a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank on the same day as it receives such Notice of Interest Rate Election of the contents thereof and such notice shall not thereafter be revocable by the Borrower. If the Borrower fails to deliver a timely Notice of Interest Rate Election to the Administrative Agent for any Group of Euro-Dollar Loans, such Loans shall be converted into Base Rate Loans on the last day of the then current Interest Period applicable thereto.

            SECTION 2.16. Letters of Credit.

            (a) Subject to the terms contained in this Agreement and the other Loan Documents, upon the receipt of a notice in accordance with Section 2.2(b) requesting the issuance of a Letter of Credit, the Fronting Bank shall issue a Letter of Credit or Letters of Credit in such form as is reasonably acceptable to the Borrower in an amount or amounts equal to the amount or amounts requested by the Borrower.

            (b) Each Letter of Credit shall be issued in the minimum amount of One Hundred Thousand Dollars ($100,000).

            (c) The Letter of Credit Usage shall be no more than Fifty Million Dollars ($50,000,000) at any one time.

            (d) There shall be no more than ten (10) Letters of Credit outstanding at any one time.

            (e) In the event of any request for a drawing under any Letter of Credit by the beneficiary thereunder, the Fronting Bank shall notify the Borrower and the Administrative Agent (and the Administrative Agent shall notify each Bank thereof) on or before the date on which the Fronting Bank intends to honor such drawing, and, except as provided in this subsection (e), the Borrower shall reimburse the Fronting Bank, in immediately available funds, on the same day on which such drawing is honored in an amount equal to the amount of such drawing. Notwithstanding anything contained herein to the contrary, however, unless the Borrower shall have notified the Administrative Agent, and the Fronting Bank prior to 11:00 a.m. (New York time) on the Domestic Business Day immediately prior to the date of such drawing that the Borrower intends to reimburse the Fronting Bank for the amount of such drawing with funds other than the proceeds of the Loans, the Borrower shall be deemed to have timely given a Notice of Borrowing pursuant to
Section 2.2 to the Administrative Agent, requesting a Borrowing of Base Rate Loans on the date on which such drawing is honored and in an amount equal to the amount of such drawing. Each Bank (other than the Fronting Bank) shall, in accordance with Section 2.3(b), make available its share of such Borrowing to the Administrative Agent, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Fronting Bank for the amount of such draw. In the event that any such Bank fails to make available to the Fronting Bank the amount of such Bank's participation on the date of a drawing, the Fronting Bank shall be entitled to recover such amount on demand from such Bank together with interest at the Federal Funds Rate commencing on the date such drawing is honored.

            (f) If, after the date hereof, any change in any law or regulation or in the interpretation thereof by any court or administrative or governmental authority charged with the administration thereof shall either (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, or participations in any letter of credit, upon any Bank (including the Fronting Bank) or (ii) impose on any Bank any other condition regarding this Agreement or such Bank (including the Fronting Bank) as it pertains to the Letters of Credit or any participation therein and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Fronting Bank or any Bank of issuing or maintaining any Letter of Credit or participating therein then the Borrower shall pay to the Fronting Bank or such Bank, within 15 days after written demand by such Bank (with a copy to the Administrative Agent), which demand shall be accompanied by a certificate showing, in reasonable detail, the calculation of such amount or amounts, such additional amounts as shall be required to compensate the Fronting Bank or such Bank for such increased costs or reduction in amounts received or receivable hereunder together with interest thereon at the Base Rate. The amount specified in the written demand shall, absent manifest error, be final and conclusive and binding upon the Borrower.

            (g) The Borrower hereby agrees to protect, indemnify, pay and save the Fronting Bank harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and disbursements) which the Fronting Bank may incur or be subject to as a result of (i) the issuance of the Letters of Credit, other than as a result of the gross negligence or wilful misconduct of the Fronting Bank or
(ii) the failure of the Fronting Bank to honor a drawing under any Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (collectively, "Governmental Acts"), other than as a result of the gross negligence or wilful misconduct of the Fronting Bank. As between the Borrower and the Fronting Bank, the Borrower assumes all risks of the acts and omissions of, or misuses of, the Letters of Credit issued by the Fronting Bank, by the beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Fronting Bank shall not be responsible (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of such Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or insufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of any such Letter of Credit to comply fully with conditions required in order to draw upon such Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any message, by mail, cable, telegraph, telex, facsimile transmission, or otherwise; (v) for errors in interpretation of any technical terms; (vi) for any loss or delay in the transmission or otherwise of any documents required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of any such Letter of Credit of the proceeds of such Letter of Credit; and (viii) for any consequence arising from causes beyond the control of the Fronting Bank, including any Government Acts, in each case other than as a result of the gross negligence or willful misconduct of the Fronting Bank. None of the above shall affect, impair or prevent the vesting of the Fronting Bank's rights and powers hereunder. In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by the Fronting Bank under or in connection with the Letters of Credit issued by it or the related certificates, if taken or omitted in good faith, shall not put the Fronting Bank under any resulting liability to the Borrower.

            (h) If the Fronting Bank or the Administrative Agent is required at any time, pursuant to any bankruptcy, insolvency, liquidation or reorganization law or otherwise, to return to the Borrower any reimbursement by the Borrower of any drawing under any Letter of Credit, each Bank shall pay to the Fronting Bank or the Administrative Agent, as the case may be, its share of such payment, but without interest thereon unless the Fronting Bank or the Administrative Agent is required to pay interest on such amounts to the person recovering such payment, in which case with interest thereon, computed at the same rate, and on the same basis, as the interest that the Fronting Bank or the Administrative Agent is required to pay.

            SECTION 2.17. Letter of Credit Usage Absolute. The obligations of the Borrower under this Agreement in respect of any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement (as the same may be amended from time to time) and any Letter of Credit Documents (as hereinafter defined) under all circumstances, including, without limitation, to the extent permitted by law, the following circumstances:

      (a) any lack of validity or enforceability of any Letter of Credit or any other agreement or instrument relating thereto (collectively, the "Letter of Credit Documents") or any Loan Document;

      (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of the Letters of Credit or any other amendment or waiver of or any consent by the Borrower to departure from all or any of the Letter of Credit Documents or any Loan Document; provided, that the Fronting Bank shall not consent to any such change or amendment unless previously consented to in writing by the Borrower;

      (c) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guaranty, for all or any of the obligations of the Borrower in respect of the Letters of Credit;

      (d) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Administrative Agent, the Fronting Bank or any Bank (other than a defense based on the gross negligence or wilful misconduct of the Administrative Agent, the Fronting Bank or such Bank) or any other Person, whether in connection with the Loan Documents, the transactions contemplated hereby or by the Letters of Credit Documents or any unrelated transaction;

      (e) any draft or any other document presented under or in connection with any Letter of Credit or other Loan Document proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; provided, that payment by the Fronting Bank under such Letter of Credit against presentation of such draft or document shall not have constituted gross negligence or wilful misconduct of the Fronting Bank;

      (f) payment by the Fronting Bank against presentation of a draft or certificate that does not comply with the terms of the Letter of Credit; provided, that such payment shall not have constituted gross negligence or wilful misconduct of the Fronting Bank; and

      (g) any other circumstance or happening whatsoever other than the payment in full of all obligations hereunder in respect of any Letter of Credit or any agreement or instrument relating to any Letter of Credit, whether or not similar to any of the foregoing, that might otherwise constitute a defense available to, or a discharge of, the Borrower; provided, that such other circumstance or happening shall not have been the result of gross negligence or wilful misconduct of the Fronting Bank.

                                   ARTICLE III

                                   CONDITIONS

            SECTION 3.1. Closing. The closing hereunder shall occur on the date (the "Closing Date") when each of the following conditions is satisfied (or waived by the Administrative Agent), each document to be dated the Closing Date unless otherwise indicated:

      (a) the Borrower shall have executed and delivered to the Administrative Agent a Note for the account of each Bank dated on or before the Closing Date complying with the provisions of Section 2.4;

      (b) the Borrower and the Administrative Agent shall have executed and delivered to the Administrative Agent a duly executed original of this Agreement;

      (c) The Company shall have executed and delivered to the Administrative Agent the Guaranty;

      (d) the Administrative Agent shall have received an enforceability opinion of Battle Fowler, New York counsel for the Borrower and the Company, reasonably acceptable to the Administrative Agent, the Banks and their counsel;

      (e) The Administrative Agent shall have received all documents the Administrative Agent may reasonably request relating to the existence of the Borrower and the Company, the authority for and the validity of this Agreement and the other Loan Documents, and any other matters relevant hereto, all in form and substance reasonably satisfactory to the Administrative Agent. Such documentation shall include, without limitation, the partnership agreement of the Borrower, and the articles of incorporation of the Company, each as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by a senior officer of the Company as of a date not more than twenty
(20) days prior to the Closing Date, together with a good standing certificate from the Secretary of State (or the equivalent thereof) of the State or States in which Borrower and the Company are organized or incorporated (as applicable) and from the Secretary of State (or the equivalent thereof) of each other State in which a Unencumbered Asset is located and in which any of the Borrower or the Company is required to be qualified to transact business, each to be dated not more than twenty (20) days prior to the Closing Date;

      (f) The Administrative Agent shall have received all certificates, agreements and other documents referred to in this Section 3.1 and Section 3.2, unless otherwise specified, in sufficient counterparts, satisfactory in form and substance to the Administrative Agent in its sole discretion;

      (g) The Borrower and the Company shall each have taken all actions required to authorize the execution and delivery of this Agreement and the other Loan Documents to which it is a party and the performance thereof by the Borrower and the Company, as applicable;

      (h) The Administrative Agent shall be satisfied that the Borrower is not subject to any present or contingent Environmental Claim which could have a Material Adverse Effect;

      (i) The Administrative Agent shall have received a pro forma Consolidated balance sheet of the Borrower, the Company and the Consolidated Subsidiaries for the period ended June 30, 1997;

      (j) The Administrative Agent shall have received wire transfer instructions in connection with any Loans to be made on the Closing Date;

      (k) The Agents shall have received, for its and any other Bank's account,
(i) all fees due and payable to any Agent or Bank on or before the Closing Date, and

(ii) the reasonable fees and expenses accrued through the Closing Date of Skadden, Arps, Slate, Meagher & Flom LLP;

      (l) The Administrative Agent shall have received copies of all consents, licenses and approvals, if any, required in connection with the execution, delivery and performance by the Borrower and/or the Company, and the validity and enforceability, of the Loan Documents, or in connection with any of the transactions contemplated thereby, and such consents, licenses and approvals shall be in full force and effect in all material respects;

      (m) The Administrative Agent shall have received satisfactory reports of UCC (collectively, the "UCC Searches"), tax lien, and judgment searches conducted by a search firm reasonably acceptable to the Administrative Agent with respect to the Unencumbered Assets, the Borrower, the Company and any affiliate thereof that owned such Unencumbered Asset during the one (1) year period prior to the Closing Date, such searches to be conducted by Borrower's counsel in each of the locations where the Borrower, the Company or such affiliate has its principal place of business and where each Unencumbered Asset is located;

      (n) the Administrative Agent shall have received, with respect to each Unencumbered Asset: (i) a description of the Real Property Asset or New Acquisition, and the address of the property, (ii) two years of historical cash flow operating statements, if available, (iii) five years of cash flow projections (including Capital Expenditures), (iv) a map and site plan, (v) a current photograph of the property, (vi) if available, a financial statement of each existing tenant of such Unencumbered Asset which occupies 15% or more of such Unencumbered Asset or accounts for 15% or more of the base rentals of such Unencumbered Asset or other information reasonably acceptable to the Administrative Agent with respect to such tenants, (vii) a lease agreement for any lease at the property with a tenant which occupies 15% or more of the property, and, if available, an abstract thereof, (viii) a title report or title commitment with respect to the property, including legible copies of the documents and instruments referenced as exceptions therein, (ix) a certified rent roll for the property, (x) in the case of a New Acquisition, a certified copy of the purchase and sale agreement for the property together with a summary description of the material terms of the acquisition, (xi) an engineer's report with respect to the property, (xii) a Phase I environmental report for the property, (xiii) evidence of zoning compliance (which evidence can include a "lawyer's letter" from a local counsel engaged by Borrower at the time of acquisition), (xiv) if applicable, the ground lease for the property, and (xv) such additional information with respect to each New Acquisition or Real Property Asset, the Subsidiary that owns or leases such New Acquisition or Real Property Asset, and the tenants of such New Acquisition or Real Property Asset as the Administrative Agent or any Bank shall reasonably request (provided that such additional information is reasonably available, at no additional expense, to the Borrower);

      (o) the Administrative Agent shall have received certificates of insurance with respect to each Unencumbered Asset demonstrating the coverage required under this Agreement;

      (p) the Administrative Agent shall have received a compliance certificate from Borrower's chief financial officer or chief accounting officer certifying compliance with Section 5.9 and Section 5.11 hereof containing such information as is required by Section 5.1(c)(i) and (ii); and

      (q) the Syndication Agent shall have received satisfactory evidence that
(i) the initial public offering of the common stock of the Company has been consummated, with Merrill Lynch & Co. acting as lead underwriter and (ii) such initial public offering (together with concurrent private placements of the stock of the Company) shall have resulted in Net Offering Proceeds to the Company of no less than $250,000,000, and (iii) all "Formation Transactions" (as defined in the Form S-11) have been consummated.

The Administrative Agent shall promptly notify Borrower and the Banks of the Closing Date.

            SECTION 3.2. Borrowings. The obligation of any Bank to make a Loan on the occasion of any Borrowing or to participate in any Letter of Credit issued by the Fronting Bank and the obligation of the Fronting Bank to issue a Letter of Credit on the occasion of any Borrowing are each subject to the satisfaction of the following conditions:

      (a) the Closing Date shall have occurred on or prior to October 20, 1997;

      (b) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.2;

      (c) immediately after such Borrowing, the Outstanding Balance will not exceed the Maximum Loan Amount;

      (d) immediately after such Borrowing, the Outstanding Balance will not exceed the aggregate amount of the Commitments (as reduced pursuant to Section 2.10(e)) and with respect to each Bank, such Bank's pro rata portion of the Loans and Letter of Credit Usage will not exceed such Bank's Commitment (as reduced pursuant to Section 2.10(e)).

      (e) immediately before and after such Borrowing, no Default or Event of Default shall have occurred and be continuing both before and after giving effect to the making of such Loans;

      (f) the representations and warranties of the Borrower contained in this Agreement shall be true and correct in all material respects on and as of the date of such Borrowing both before and after giving effect to the making of such Loans;

      (g) no law or regulation shall have been adopted, no order, judgment or decree of any governmental authority shall have been issued, and no litigation shall be pending or threatened, which does or, with respect to any threatened litigation, seeks to enjoin, prohibit or restrain, the making or repayment of the Loans, the issuance of any Letter of Credit, or the consummation of the transactions contemplated by this Agreement;

      (h) no event, act or condition shall have occurred after the Closing Date which, in the reasonable judgment of the Administrative Agent or the Banks, as the case may be, has had or is likely to have a Material Adverse Effect;

      (i) with respect to any portion of the ten percent (10%) of the proceeds of the Loans available for the payment of working capital needs of the Borrower in accordance with Section 2.14, receipt by the Administrative Agent of a certificate of the chief financial officer or the chief accounting officer of the Borrower certifying that the Borrower will use the proceeds of such Loan for working capital needs of the Borrower and briefly describing such needs;

      (j) receipt by the Administrative Agent of a certificate of the chief financial officer or the chief accounting officer of the Borrower certifying that as of the date of such Borrowing, the Borrower is in compliance Section
5.9 and Section 5.11 and containing such information as is required by Section 5.1(c) (i) and (ii); and

      (k) receipt by the Administrative Agent of a certificate of the chief financial officer or the chief accounting officer of the Borrower certifying that the Borrower will use the proceeds of such Loan for Approved Uses and briefly describing such Approved Uses.

Each Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses
(c), (d), (e), (f), and (g) of this Section.

            SECTION 3.3. Unencumbered Assets.

            (a) For purposes of this Agreement, the term "Unencumbered Assets" shall mean (i) the Real Property Assets listed in Exhibit B attached hereto and made a part hereof, each of which shall be 100% owned in fee (or leasehold in the case of assets listed as such on Exhibit B) by the Borrower (either directly or indirectly through Wholly-Owned Subsidiaries of the Borrower) and each of which is not subject to any Lien (other than Permitted Liens), subject to adjustment as set forth herein, together with (ii) all New Acquisitions or Real Property Assets each of which is 100% owned in fee or leasehold by the Borrower (either directly or indirectly through Wholly-Owned Subsidiaries of the Borrower), each of which is not subject to a Lien (other than Permitted Liens), none of which is an interest in a participating mortgage, all as certified by Borrower pursuant to a certificate in substantially the form of Exhibit D attached hereto delivered to the Administrative Agent at the time that Borrower submits such New Acquisition or Real Property Asset for inclusion as a Unencumbered Asset, and each of which have become part of the Unencumbered Assets as of such date in accordance with
Section 3.4 hereof.

            (b) Real Property Assets (i) which have been released from this Agreement and the other Loan Documents as of such date in accordance with Sections 5.12 or Section 5.13 or any other provision of this Agreement, or (ii) which, for any reason, become subject to a Lien (other than a Permitted Lien) shall be immediately excluded as "Unencumbered Assets" for purposes of this Agreement. In addition, any Unencumbered Asset that becomes the subject of any matter that materially adversely affects the value thereof or that becomes subject to any environmental event that could reasonably be expected to have a material adverse effect on the Unencumbered Asset Value of any Unencumbered Asset (provided, however, that the presence of asbestos containing materials which are properly contained or encapsulated or which are in the process of being removed shall not be deemed to give rise to a materially adverse affect) shall be immediately excluded as "Unencumbered Assets" for purposes of this Agreement.

            SECTION 3.4. Conditions Precedent to New Acquisitions and Additional Real Property Assets.

            (a) All New Acquisitions or Real Property Assets to be added to the Unencumbered Assets of Borrower shall be approved by the Required Banks, which approval shall not be unreasonably withheld provided that the applicable property under consideration is a Qualified Real Property Asset. The approval of each Bank may be granted or withheld in the sole and absolute discretion of such Bank with respect to any New Acquisition or Real Property Asset that is not a Qualified Real Property Asset.

            (b) The Borrower shall submit to the Administrative Agent for distribution to the Banks the materials set forth below (the "Due Diligence Package") relating to each potential New Acquisition or Real Property

Assets that the Borrower desires to be added to the Unencumbered Assets. The Due Diligence Package shall include (i) a description of the Real Property Asset or New Acquisition, and the address of the property, (ii) two years of historical cash flow operating statements, if available, (iii) five years of cash flow projections (including Capital Expenditures), (iv) a map and site plan, (v) a current photograph of the property, (vi) if available, a financial statement of each existing tenant of such Unencumbered Asset which occupies 15% or more of such Unencumbered Asset or accounts for 15% or more of the base rentals of such Unencumbered Asset or other information reasonably acceptable to the Administrative Agent with respect to such tenants, (vii) a lease agreement for each lease at the property with a tenant which occupies 15% or more of the property, and, if available, an abstract thereof, (viii) a title report or title commitment with respect to the property, including legible copies of the documents and instruments referenced as exceptions therein, (ix) a certified rent roll for the property, (x) in the case of a New Acquisition, a certified copy of the purchase and sale agreement for the property together with a summary description of the material terms of the acquisition, (xi) an engineer's report with respect to the property, (xii) a Phase I environmental report for the property, (xiii) evidence of zoning compliance (which evidence can include a "lawyer's letter" from a local counsel engaged by Borrower at the time of acquisition), (xiv) if applicable, the ground lease for the property, and (xv) such additional information with respect to each New Acquisition or Real Property Asset, the Subsidiary that owns or leases such New Acquisition or Real Property Asset, and the tenants of such New Acquisition or Real Property Asset as the Administrative Agent or any Bank shall reasonably request (provided that such additional information is reasonably available, at no additional expense, to the Borrower and should not require any extension of the time periods for Bank review and approval of the Due Diligence Package set forth in clause (c) below). The Borrower shall permit the Administrative Agent at all reasonable times and upon reasonable prior notice to make an inspection of such New Acquisition or Real Property Asset.

            (c) The Borrower shall distribute a copy of each item constituting the Due Diligence Package by overnight mail to the Administrative Agent for distribution to each of the Banks for their review and approval no less than ten (10) Domestic Business Days prior to the date that the Borrower desires to include such asset as an Unencumbered Asset hereunder. Failure to respond to the Administrative Agent in writing by any Bank within seven (7) Domestic Business Days after receipt of the Due Diligence Package, shall be deemed to be an approval by such Bank of such potential New Acquisition or Real Property Asset.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

      In order to induce the Administrative Agent and each of the other Banks which may become a party to this Agreement to make the Loans, the Borrower makes the following representations and warranties as of the Closing Date. Such representations and warranties, shall survive the effectiveness of this Agreement, the execution and delivery of the other Loan Documents and the making of the Loans.

            SECTION 4.1. Existence and Power. The Company is a real estate investment trust, duly formed, validly existing and in good standing as a corporation under the laws of Maryland. The Company is the sole general partner of the Borrower. The Borrower is a limited partnership duly formed, validly existing and in good standing under the laws of Delaware. Each of the Borrower, the Company and the Consolidated Subsidiaries has all powers and all material governmental licenses, authorizations, consents and approvals required to own its property and assets and carry on its business as now conducted or as it presently proposes to conduct and has been duly qualified and is in good standing in every jurisdiction in which the failure to be so qualified and/or in good standing is likely to have a Material Adverse Effect.

            SECTION 4.2. Power and Authority. Each of the Borrower and the Company has the partnership or corporate (as applicable) power and authority to execute, deliver and carry out the terms and provisions of each of the Loan Documents to which it is a party and has taken all necessary partnership or corporate (as applicable) action to authorize the execution and delivery on behalf of, as applicable, the Borrower and the Company and the performance by the Borrower and the Company of such Loan Documents to which it is a party. Each of the Borrower and the Company has duly executed and delivered each Loan Document to which it is a party, and each such Loan Document constitutes the legal, valid and binding obligation of such party, enforceable in accordance with its terms, except as enforceability may be limited by applicable insolvency, bankruptcy or other laws affecting creditors rights generally, or general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

            SECTION 4.3. No Violation. Neither the execution, delivery or performance by or on behalf of the Borrower or the Company of the Loan Documents to which it is a party, nor compliance by the Borrower or the Company with the terms and provisions thereof nor the consummation of the transactions contemplated by the Loan Documents, (i) will contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality or (ii) will conflict, in any material respect, with or result in any breach of, any of the material terms, covenants, conditions or provisions of, or constitute a material default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower, the Company or any of the Consolidated Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, subscription agreement or other agreement or other instrument to which the Borrower, the Company (or of any partnership of which the Borrower or the Company is a partner) or any of their Consolidated Subsidiaries is a party or by which it or any of its property or assets is bound or to which it is subject, or (iii) will cause a default by the Borrower, or the Company under any subscription agreement or any other organizational document of any Person in which the Borrower, the Company or any Consolidated Subsidiary has an interest, or cause a default under the partnership agreement or the articles of incorporation or by laws (as applicable) of the Borrower or the Company.

            SECTION 4.4. Financial Information.

      (a) The pro forma Consolidated balance sheet of the Borrower, the Company and its Consolidated Subsidiaries dated June 30, 1997 and the related Consolidated statements of the Borrower's and the Company's pro forma financial position, prepared by Coopers & Lybrand LLP, a copy of which has been delivered to the Administrative Agent fairly presents, in conformity with GAAP, the Consolidated pro forma financial position of the Borrower, the Company and its Consolidated Subsidiaries of such date and their pro forma results of operations and cash flows as set forth therein.

      (b) Since June 30, 1997, (i) there has been no material adverse change in the business, pro forma financial position or pro forma results of operations of the Borrower, the Company or the Consolidated Subsidiaries and (ii) except as previously disclosed to the Administrative Agent, none of the Borrower, the Company nor any of the Consolidated Subsidiaries has incurred any material Indebtedness or Contingent Obligation.

            SECTION 4.5. Litigation. There is no material action, suit or proceeding pending against, or to the actual knowledge of the Borrower, after due inquiry, threatened against or adversely affecting, (i) the Borrower, the Company or any of their Consolidated Subsidiaries, (ii) the Loan Documents or any of the transactions contemplated by the Loan Documents or (iii) any of its assets, before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could, individually, or in the aggregate have a Material Adverse Effect or which in any manner draws into question the validity of this Agreement or the other Loan Documents.

            SECTION 4.6. Compliance with ERISA.

      (a) Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability which remains unpaid to the PBGC for premiums under Section 4007 of ERISA.

      (b) Except for each "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) that is maintained, or contributed to, by one or more members of the ERISA Group, no member of the ERISA Group is a "party in interest" (as such term is defined in Section 3(14) of ERISA) or a "disqualified person" (as such term is defined in Section 4975(e)(2) of the Code with respect to any funded employee benefit plan and none of the assets of any such plans have been invested in a manner that would cause the transactions contemplated by the Loan Documents to constitute a nonexempt prohibited transaction (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) that could subject the Administrative Agent or the Banks to any tax or penalty on prohibited transactions imposed under Section 4975 of the Code or Section 502(i) of ERISA.

            SECTION 4.7. Environmental Matters. The Borrower has conducted a review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, including, without limitation, the Real Property Assets, in the course of which it sought to identify and evaluate applicable liabilities and costs (including, without limitation, any capital or operating expenditures required as a matter of Environmental Law for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required as a matter of Environmental Law to achieve or maintain compliance with Environmental Law or as a condition of any license, permit or contract to which Borrower is a party or a beneficiary, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, the Borrower has reasonably concluded that such associated potential liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a Material Adverse Effect.

            SECTION 4.8. Taxes. The Company, the Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due and payable pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary. The charges, accruals and reserves on the books of the Company, the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the reasonable judgment of the Borrower, adequate.

            SECTION 4.9. Full Disclosure. All written information heretofore furnished by or on behalf of the Company, the Borrower and their Subsidiaries to the Administrative Agent or any Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such written information hereafter furnished by the Borrower to the Administrative Agent or any Bank will be, true and accurate in all material respects on the date as of which such information is stated. The Borrower has disclosed to the Banks in writing any and all facts which, in Borrower's reasonable judgment, have or are likely to have a Material Adverse Effect (to the extent the Borrower can now reasonably foresee).

            SECTION 4.10. Solvency. On the Closing Date and after and giving effect to the transactions contemplated by the Loan Documents occurring on the Closing Date, each of Borrower and the Company will be Solvent.

            SECTION 4.11. Use of Proceeds; Margin Regulations. All proceeds of the Loans will be used by the Borrower only in accordance with the provisions of this Agreement. No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the expressed purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

            SECTION 4.12. Governmental Approvals. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of any Loan Document or the consummation of any of the transactions contemplated thereby other than those that have already been duly made or obtained and remain in full force and effect.

            SECTION 4.13. Investment Company Act; Public Utility Holding Company Act. The Borrower is not (x) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, (y) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of either a "holding company" or a "subsidiary company" within the meaning of the Public Utility Holding Company Act of 1935, as amended, or (z) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

            SECTION 4.14. Closing Date Transactions. On the Closing Date and immediately prior to the making of the Loans, the transactions (other than the making of the Loans) intended to be consummated on the Closing Date will have been consummated in material compliance with all applicable laws. All material consents and approvals of, and all material filings and registrations with, and all other material actions by, any Person required in order to make or consummate such transactions have been obtained, given, filed or taken and are in full force and effect.

            SECTION 4.15. Representations and Warranties in Loan Documents. All representations and warranties made by the Borrower in the Loan Documents are true and correct in all material respects as of the date of this

Agreement and as of any date that Borrower is expressly obligated to confirm the same under this Agreement.

            SECTION 4.16. Patents, Trademarks, Etc. The Borrower, the Company and the Consolidated Subsidiaries have obtained and hold in full force and effect all patents, trademarks, service marks, trade names, copyrights and other such rights, free from burdensome restrictions, which are necessary for the operation of their business as presently conducted, the impairment of which is likely to have a Material Adverse Effect. To the Borrower's knowledge, no material product, process, method, substance, part or other material presently sold by or employed by the Borrower or its Consolidated Subsidiaries in connection with such business infringes any patent, trademark, service mark, trade name, copyright, license or other such right owned by any other Person. There is not pending or, to the Borrower's knowledge, threatened any claim or litigation against or affecting Borrower or its Consolidated Subsidiaries contesting its right to sell or use any such product, process, method, substance, part or other material.

            SECTION 4.17. Ownership of Property. As of the Closing Date, the Borrower, the Company and the Consolidated Subsidiaries have good and insurable fee simple title (or leasehold title, as applicable) to all Real Property Assets described in the Form S-11, subject to customary encumbrances and liens as of the date of this Agreement. As of the date of this Agreement, there are no mortgages, deeds of trust, indentures, debt instruments or other agreements creating a Lien against any of the Real Property Assets except as disclosed in the Form S-11.

            SECTION 4.18. No Default. No Default or Event of Default exists under or with respect to any Loan Document. None of the Borrower, the Company, or any Consolidated Subsidiary, is in default in any material respect beyond any applicable grace period under or with respect to any other material agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound in any respect, the existence of which default is likely to result in a Material Adverse Effect.

            SECTION 4.19. Licenses, Etc. The Borrower, the Company and each of the Consolidated Subsidiaries has obtained and holds in full force and effect, all material franchises, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other consents and approvals which are necessary for the operation of its business as presently conducted, the absence of which is likely to have a Material Adverse Effect.

            SECTION 4.20. Compliance With Law. The Borrower, the Company, each of the Consolidated Subsidiaries, and each of the Real Property Assets is in compliance with all material laws, rules, regulations, orders, judgments, writs and decrees, including, without limitation, all building and zoning ordinances and codes, the failure to comply with which is likely to have a Material Adverse Effect.

            SECTION 4.21. No Burdensome Restrictions. None of the Borrower, the Company, or any Consolidated Subsidiary is a party to any agreement or instrument or subject to any other obligation or any charter or corporate or partnership restriction, as the case may be, which, individually or in the aggregate, is likely to have a Material Adverse Effect except in the event of a default thereunder.

            SECTION 4.22. Brokers' Fees. The Borrower has not dealt with any broker or finder with respect to the transactions contemplated by the Loan Documents or otherwise in connection with this Agreement.

            SECTION 4.23. Labor Matters. There are no collective bargaining agreements or Multiemployer Plans covering any employees of the Borrower, the Company, or any of the Consolidated Subsidiaries.

            SECTION 4.24. Insurance. The Borrower, the Company and each of the Consolidated Subsidiaries currently maintains all insurance which is required to be maintained by Section 5.3 hereof.

            SECTION 4.25. Organizational Documents. The documents delivered pursuant to Section 3.1(e) constitute, as of the Closing Date, all of the organizational documents (together with all amendments and modifica-tions thereof) of the Borrower and the Company. The Borrower represents that it has delivered to the Administrative Agent true, correct and complete copies of each of the documents set forth in Section 3.1(e).

            SECTION 4.26. Principal Offices. The principal office, chief executive office and principal place of business of each of the Borrower and the Company is 120 West 45th Street, 24th floor, New York, New
York 10036.

                                    ARTICLE V

                       AFFIRMATIVE AND NEGATIVE COVENANTS


      The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligations remain unpaid:

            SECTION 5.1. Information. The Borrower will deliver to the Administrative Agent on behalf of the Banks:

            (a) as soon as reasonably available and in any event within 90 days after the end of each fiscal year of the Borrower, an audited Consolidated balance sheet of the Borrower, the Company and the Consolidated Subsidiaries as of the end of such fiscal year and the related Consolidated statements of operations for such fiscal year prepared and reported on by Coopers & Lybrand LLP or other independent public accountants of nationally recognized standing, all reported on in a manner acceptable to the Securities and Exchange Commission;

            (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, (i) a Consolidated balance sheet of the Borrower, the Company and the Consolidated Subsidiaries as of the end of such quarter and the related Consolidated statements of operations for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, all certified (subject to normal year-end adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Borrower; (ii) an acquisition status report, with respect to each Real Property Asset acquired during such quarter, in form reasonably satisfactory to the Administrative Agent, setting forth all acquisition activity during such quarterly period, including a description of such Real Property Asset and the acquisition price thereof and (iii) such other information reasonably requested by the Administrative Agent or any Bank;

            (c) simultaneously with the delivery of each set of Financial Statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 5.9 and Section
5.11 on the date of such Financial Statements (an example of such calculations is set forth on Exhibit H attached hereto); (ii) stating whether any Default or Event of Default exists on the date of such certificate and, if any Default or Event of Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; and (iii) certifying (x) that such Financial Statements fairly present the financial condition and the results of operations of the Borrower and the Company on the dates and for the periods indicated, on the basis of GAAP, subject, in the case of interim Financial Statements, to normally recurring year-end adjustments, and
(y) that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to this Section 5.1(c) (or, in the case of the first certification pursuant to this Section 5.1(c), the Closing Date) and ending on a date not more than ten (10) Domestic Business Days prior to the date of such delivery and that (1) on the basis of such Financial Statements and such review of the Loan Documents, no Event of Default existed under Section 6.1(b) with respect to Section 5.9 or Section 5.11 at or as of the date of said Financial Statements, and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower, to the actual knowledge of such officer, no Default or Event of De-fault under any other provision of Section 6.1 occurred or, if any such Default or Event of Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof and (3) on the basis of such review of the Loan Documents and the business and condition of the Borrower, no Mandatory Prepayment Event then exists or has existed during the period since the last review pursuant to this
Section 5.1(c). Such certificate shall set forth the calculations required to establish the matters described in clause (i) above;

            (d) (i) within seven (7) days after the chief financial officer or chief accounting officer of Borrower, the Company or any Consolidated Subsidiary of any of the foregoing obtains knowledge of any Default or Event of Default or Mandatory Prepayment Event, if such Default, Event of Default or Mandatory Prepayment Event is then continuing, a certificate of such officer setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto; (ii) promptly and in any event within ten (10) days after the chief financial officer or chief accounting officer of Borrower, the Company or any Consolidated Subsidiary of any of the foregoing obtains knowledge thereof, notice of (x) any litigation or governmental proceeding pending or actions threatened against the Borrower, the Company or the Real Property Assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, is likely to individually or in the aggregate, result in a Material Adverse Effect, and (y) any other event, act or condition which is likely to result in a Material Adverse Effect;

            (e) promptly upon the mailing thereof to the shareholders of the Company generally, copies of all Financial Statements, reports and proxy statements so mailed;

            (f) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and reports on Forms 10-K, 10-Q and 8-K (or their equivalents) which the Company shall have filed with the Securities and Exchange Commission (and, if available at no additional cost to the Borrower, multiple originals of such filings for distribution to each Bank);

            (g) promptly and in any event within ten (10) Domestic Business Days after the Borrower obtains actual knowledge of any of the following events, a certificate of the Borrower, executed by an officer of the Borrower, specifying the nature of such condition and the Borrower's or, if the Borrower has actual knowledge thereof, the Environmental Affiliate's proposed initial response thereto: (i) the receipt by the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates of any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Borrower, or, if the Borrower has actual knowledge thereof, any of the Environmental Affiliates, is not in compliance with applicable Environmental Laws, and such noncompliance is likely to have a Material Adverse Effect, (ii) the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower or any Environmental Affiliate or (iii) the Borrower obtains actual knowledge of any release, emission, discharge or disposal of any Hazardous Substances that is likely to form the basis of any Environmental Claim against the Borrower or any Environmental Affiliate;

            (h) within ten (10) Domestic Business Days after receipt of any material notices or correspondence from any company or Administrative Agent for any company providing insurance coverage to the Borrower relating to any material loss of the Borrower, copies of such notices and correspondence;

            (i) no less than ten (10) Domestic Business Days prior to a sale, transfer or conveyance of any Real Property Asset and immediately upon knowledge of any Lien (other than a Permitted Lien) on any Unencumbered Asset, Borrower shall deliver a certificate of the chief financial officer or the chief accounting officer of the Borrower certifying that such officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and condition of the Borrower during the period beginning on the date through which the last such review was made pursuant to Section

5.1(c) hereof and ending on a date not more than twenty (20) Domestic Business Days prior to the date of such delivery and that (1) on the basis of such review of the Loan Documents and assuming such sale, transfer or conveyance is actually consummated or such Lien is actually placed on such Unencumbered Asset, no Event of Default exists under Section 6.1(b) with respect to Section 5.9 or
Section 5.11 at or as of the date of said sale, transfer or conveyance or Lien and (2) on the basis of such review of the Loan Documents and the business and condition of the Borrower and assuming the transaction is actually consummated, to the actual knowledge of such officer, no Default or Event of Default under any other provision of Section 6.1 occurred or, if any such Default or Event of Default has occurred and is then continuing, specifying the nature and extent thereof and, if continuing, the action the Borrower proposes to take in respect thereof;

            (j) within 45 days after the end of each fiscal quarter, a statement containing (i) a listing of all Development Projects and other development activities permitted pursuant to Section 5.14 hereof, (ii) a list of overall cash payments and disbursements for each such Development Project or development activity, and (iii) a reasonable good faith estimate of the cost to complete each such Development Project or development activity, such that such Development Project or applicable Real Property Asset is open to the public and available for rental, together with a certification of the chief financial officer or chief accounting officer of the Borrower certifying that, as of the date of such certification, such statement is true and correct and fairly represents the scope, expenses, costs of completion of such Development Projects and development activities;

            (k) within 30 days after filing of the annual income tax return with the Internal Revenue Service, a certificate of the chief financial officer or chief accounting officer of the Borrower certifying that the Company is properly classified and continues to qualify as a real estate investment trust under the Internal Revenue Code and has taken all actions consistent with maintaining such status;

            (l) simultaneously with delivery of the information required by Sections 5.1(a) and (b), a statement of Adjusted Unencumbered NOI with respect to each Unencumbered Asset and a list of all Unencumbered Assets;

            (m) promptly upon receipt thereof, any correspondence or written notice from the ground lessor with respect to any Unencumbered Asset that is owned by the Borrower or a Wholly-Owned Subsidiary of the Borrower pursuant to a ground lease and promptly and in any event within ten (10) days after the chief financial officer or chief accounting officer of Borrower, the Company or any Consolidated Subsidiary of any of the foregoing obtains knowledge thereof, notice of any default or potential default with respect to any such ground lease; and

            (n) from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request in writing.

            SECTION 5.2. Payment of Obligations. The Borrower, the Company and each of the Consolidated Subsidiaries will pay and discharge, at or before maturity, all its respective material obligations and liabilities, including, without limitation, any obligation pursuant to any agreement by which it or any of its properties is bound and any tax liabilities, except where such tax liabilities may be contested in good faith by appropriate proceedings, and will maintain in accordance with GAAP, appropriate reserves for the accrual of any of the same.

            SECTION 5.3. Maintenance of Property; Insurance.

      (a) The Borrower and the Company will keep (or cause to be kept through its leases at the respective Real Property Assets), and will cause each Consolidated Subsidiary to keep, all property useful and necessary in its business, including without limitation the Real Property Assets, in good repair, working order and condition, ordinary wear and tear excepted.

      (b) The Borrower currently maintains, or causes its tenants to maintain, insurance at 100% replacement cost insurance coverage (subject to customary deductibles) in respect of each of the Real Property Assets, as well as commercial general liability insurance (including "builders' risk") against claims for personal, and bodily injury and/or death, to one or more persons, or property damage, as well as workers' compensation insurance, in each case with respect to the Real Property Assets with insurers having an A.M. Best policyholders' rating of not less than A-IX in amounts that prudent owner of assets such as the Real Property Assets would maintain.

            SECTION 5.4. Conduct of Business and Good Standing. The Borrower and the Company will continue to engage in business of the same general type as now conducted by the Borrower and the Company, as applicable, and will remain qualified to do business and in good standing in every jurisdiction in which the nature of their businesses so requires.

            SECTION 5.5. Compliance with Laws. The Borrower, the Company and each Consolidated Subsidiary will comply in all material respects with all material applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws, and all zoning and building codes with respect to the Real Property Assets, all laws, rules and regulations with respect to the Company's status as a real estate investment trust under the Code, and ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or is not likely to have a Material Adverse Effect.

            SECTION 5.6. Inspection of Property, Books and Records. The Borrower and the Company will keep (and will cause each of its Subsidiaries to keep) proper books of record and account in which full, true and correct entries shall be made of all material financial matters and transactions in relation to its business and activities; and will permit representatives of any Bank at such Bank's expense to visit and inspect any of its properties (subject to the terms of the applicable leases), including without limitation the Real Property As-sets, to examine and make abstracts from any of its books and records and to discuss its affairs, finances and accounts with its officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

            SECTION 5.7. Existence. The Borrower and the Company shall each do or cause to be done, all things reasonably necessary to preserve and keep in full force and effect its existence and its trade names, licenses, permits, certificates, authorizations, qualifications, accreditations, easements, rights of way and other rights, consents and approvals the nonexistence of which is likely to have a Material Adverse Effect.

            SECTION 5.8. Maintenance of REIT Status; NYSE Listing. The Company shall take all actions necessary to continue to qualify as a self-managed and self-administered real estate investment trust under the Code and shall comply with all applicable governmental regulations and securities laws and take all actions necessary to remain a publicly traded company and to continue to be listed on the New York Stock Exchange.

            SECTION 5.9. Financial Covenants.

            (a)  Total Outstanding Indebtedness.

                  (i) As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding calendar quarter), during the period commencing on the Closing Date and ending 364 days thereafter:
Total Outstanding Indebtedness will not exceed fifty-five percent (55%) of Total Value.

                  (ii) As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), during the period commencing on the first anniversary of the Closing Date and ending on the Maturity Date: Total Outstanding

Indebtedness will not exceed fifty percent (50%) of Total Value.

            (b) Total Outstanding Unsecured Indebtedness.

                  (i) As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), during the period commencing on the Closing Date and ending 364 days thereafter: Total Outstanding Unsecured Indebtedness will not exceed sixty percent (60%) of Total Unencumbered Asset Value.

                  (ii) As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), during the period commencing on the first anniversary of the Closing Date and ending on the Maturity Date: Total Outstanding Unsecured Indebtedness will not exceed fifty-five per cent (55%) of Total Unencumbered Asset Value.

            (c)  Total Outstanding Secured Indebtedness.

                  (i) As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), during the period commencing on the Closing Date and ending 364 days thereafter:
Total Outstanding Secured Indebtedness will not exceed forty percent (40%) of Total Value.

                  (ii) As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), during the period commencing on the first anniversary of the Closing Date and ending on the Maturity Date: Total Outstanding Se-cured Indebtedness will not exceed thirty-five percent (35%) of Total Value.

            (d) Net Worth. The Net Worth shall at no time be less than the sum of (i) 85% of the Net Worth as of the Closing Date and (ii) an amount equal to 50% of all Net Offering Proceeds received by the Company subsequent to the Closing Date.

            (e) Minimum Consolidated Interest Coverage Ratio. As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), the ratio of (i) Cash Flow to (ii) Total Interest Expense shall not be less than 2.0 to 1.0.

            (f) Minimum Fixed Charge Coverage Ratio. As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), the ratio of (i) Cash Flow to (ii) Fixed Charges shall not be less than 1.80 to 1.00.

            (g) Minimum Unsecured Interest Coverage Ratio. As of the first day of each fiscal quarter, for the immediately preceding fiscal quarter, and as of the date of each Borrowing (with pro forma adjustments made in accordance with GAAP for additional acquisitions and Indebtedness incurred during the immediately preceding fiscal quarter), the ratio of (i) Adjusted Unencumbered NOI to (ii) Unsecured Interest Expense shall not be less than 1.75 to 1.00.

            (h) Dividends. The Company shall not declare or make any dividends in any fiscal quarter in excess of 95% of its "Funds From Operations" (as defined, from time to time, by NAREIT), provided, however that the Company may declare dividends in excess thereof to maintain its status as a real estate investment trust under the Code.

            (i) Limitation on Recourse Indebtedness. None of the Borrower, the Company or any Consolidated Subsidiary shall create, incur or guaranty any Recourse Indebtedness (exclusive of such limited exceptions to otherwise non-recourse debt, such as fraud, misappropriation, misapplication and environmental indemnities as are usual and customary in similar transactions at the time such Indebtedness is incurred) that is, in the aggregate, in excess of five percent (5%) of Total Value. Notwithstanding the foregoing, the existing guarantee of $35,000,000 of mortgage Indebtedness relating to the "Tower 45" project shall be permitted for a period not to exceed fifty days from the Closing Date.

            (j) Limitation on Development Projects and Land Held for Development. The Land Held for Development Value shall not exceed 5% of Capitalization Value. The sum of (i) the Development Project Value and (ii) the Land Held for Development Value shall not exceed 10% of Total Value.

            (k) Limits on Negative Pledge. None of the Borrower, the Company nor any Subsidiary will agree to limits on Liens on Unencumbered Assets of Borrower, except as may otherwise be required pursuant to the terms of this Agreement.

            SECTION 5.10. Restriction on Fundamental Changes. (a) Neither the Borrower nor the Company shall enter into any merger or consolidation or reorganization, unless (i) the Borrower or the Company, as applicable, is the surviving entity and (ii) no Default or Event of Default has occurred and is continuing and the Borrower and the Company are each in compliance with the covenants contained in the Loan Documents prior to and, on a pro forma basis, subsequent to such merger, consolidation or reorganization. Neither the Borrower nor the Company shall liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or any substantial part of its business or property, whether now or hereafter acquired. Subject to other provisions of this Agreement, nothing in this Section
5.10 shall be deemed to prohibit (i) the leasing of portions of the Real Property Assets or an entire Real Property Asset in the ordinary course of business for occupancy by the tenants thereunder or (ii) the sale of such Real Property Assets in the ordinary course of Borrower's business or (iii) the sale of additional equity interests in the Company pursuant to a public or privately placed equity offering of common or preferred stock.

            (b) The Borrower shall not amend its partnership Agreement and the Company shall not amend its articles of incorporation, by-laws, or other organizational documents, other than in connection with (i) the sale of additional equity interests in the Company pursuant to a public or privately placed equity offering of common or preferred stock, or (ii) the issuance or transfer of partnership units in the Borrower, without the Administrative Agent's consent, which shall not be unreasonably withheld or delayed.

            SECTION 5.11. Additional Covenants re: Unencumbered Assets.

            (a) Class A Office Buildings and Class B Office Buildings shall, in the aggregate comprise not less than 80% of total "Unencumbered Assets", as determined by Unencumbered Asset Value.

            (b) From and after the date that is sixty (60) days following the Closing Date: (i) The Unencumbered Asset Value of any individual Unencumbered Asset shall not exceed 33.3% of the Unencumbered Asset Value of all Unencumbered Assets, and (ii) Unencumbered Assets that are not owned in fee by the Borrower or a Wholly-Owned Subsidiary of the Borrower shall not constitute more than 20% of the aggregate Unencumbered Value of all Unencumbered Assets; provided that noncompliance with the requirements set forth in clauses (i) and (ii) shall not result in a Default hereunder, but the portion of any Unencumbered Asset giving rise to such non-compliance shall be excluded from the calculation of the aggregate Unencumbered Asset Value of all Unencumbered Assets.

            (c) No less than 60% of the rentable square feet of any Unencumbered Asset shall be occupied by tenants pursuant to written leases for which no monetary default has occurred beyond applicable notice and cure periods.

            (d) No less than 80% of the rentable square feet of all Unencumbered Assets, in the aggregate, shall be occupied by tenants pursuant to written leases for which no monetary default has occurred beyond applicable notice and cure periods.

            (e) Notwithstanding the foregoing, noncompliance with the requirements set forth in clauses (a), (c) and (d) above shall not result in a default hereunder, but instead any Unencumbered Asset(s) giving rise to such noncompliance shall be excluded from the calculation of the Total Unencumbered Asset Value of all Unencumbered Assets.

            SECTION 5.12. Liens; Release of Liens. Neither Borrower nor any of its Subsidiaries shall at any time during the Term directly or indirectly create, incur, assume or permit to exist any Lien for borrowed monies or any other Lien (except for Permitted Liens) unless the same is being contested in good faith or the same is discharged, bonded off or paid within thirty (30) days of filing of such Lien, on or with respect to any Unencumbered Asset. Notwithstanding the foregoing, the Borrower may obtain a release from the terms of this Agreement of any Unencumbered Asset provided that prior to or simultaneously with such release Borrower delivers to the Administrative Agent a certificate from its chief financial officer or chief accounting officer certifying that at the time of the release Borrower, the Company and the Consolidated Subsidiaries (as applicable) are in compliance with all of the covenants contained in Article V, and, after giving effect to the transaction, shall continue to be in compliance therewith.

            SECTION 5.13. Sale of Unencumbered Assets. Prior to the sale or transfer of any Unencumbered Asset, the Borrower shall (i) deliver prior written notice to the Administrative Agent, (ii) deliver to the Administrative Agent a certificate from its chief financial officer or chief accounting officer certifying that at the time of such sale or other disposal (based on pro-forma calculations for the previous fiscal quarter assuming that such Unencumbered Asset was not a Unencumbered Asset for the relevant fiscal quarter) Borrower, the Company and the Consolidated Subsidiaries (as applicable) are in compliance with all of the covenants con-tained in Article V, and, after giving effect to the transaction, shall continue to be in compliance therewith

            SECTION 5.14. Development Activities. The Borrower shall not engage in any development activities other than (i) Development Projects, (ii) development of pre-leased "build-to-suit" improvements, (iii) development in connection with the repositioning, or restoration following a casualty or condemnation of existing improvements on Real Property Assets or (iv) development of Land Held for Development to the extent permitted under Section 5.9(j) hereof.

            SECTION 5.15. Permitted Investments. The Borrower shall not make any investments other than in Cash and Cash Equivalents, as permitted under this Agreement and, subject to the limitations set forth herein: (a) investments in office management companies or office management contracts, (b) investments in notes secured by office building properties, (c) investments in companies whose primary purpose is the ownership of notes secured by office building properties, and (d) investments in real property located in the continental United States.

            SECTION 5.16. Changes in Business. The Borrower shall not enter into any business which is substantially different from that conducted by the Borrower on the Closing Date after giving effect to the transactions contemplated by the Loan Documents.

            SECTION 5.17. Fiscal Year; Fiscal Quarter. The Borrower shall not change its fiscal year or any of its fiscal quarters, without Administrative Agent's prior written consent, which consent shall not be unreasonably withheld or delayed.

            SECTION 5.18. Margin Stock. None of the proceeds of the Loan will be used by Borrower, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any Margin Stock.

            SECTION 5.19. Covenant Restrictions. No Indebtedness of the Company, the Borrower or any Consolidated Subsidiary incurred after the date hereof shall contain any covenant or restriction which is more restrictive in any material respect than any covenant or restriction contained in this Agreement or any other Loan Documents.

            SECTION 5.20. Use of Proceeds. The Borrower shall use the proceeds of the Loans solely for the Approved Uses.

            SECTION 5.21. Sole General Partner. The Company shall at all times remain the sole general partner of the Borrower.

                                   ARTICLE VI

                                    DEFAULTS

            SECTION 6.1. Events of Default. The occurrence and continuation of one or more of the following events (each, an "Event of Default") shall constitute an event of default hereunder:

            (a) the Borrower shall fail to (i) pay when due any principal or interest on any Loan, or (ii) pay when due any fees or any other amount payable hereunder and such failure to pay fees or other amounts shall continue for three
(3) Domestic Business Days;

            (b) the Borrower shall fail to observe or perform any covenant contained in Section 5.8 - 5.15 (inclusive), or Section 5.21 and such failure continues for five (5) Domestic Business Days;

            (c) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after written notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

            (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, Financial Statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

            (e) The Borrower, the Company or any Consolidated Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of any Indebtedness (other than the Obligations) having a principal amount, in the aggregate, of $10,000,000 or more and such default shall continue beyond the giving of any required notice and the expiration of any applicable grace period; or the Borrower, the Company or any Consolidated Subsidiary shall default in the performance or observance of any material obligation or material conditions with respect to any such Indebtedness or any other event shall occur or condition exist beyond the giving of any required notice and the expiration of any applicable grace period, if the effect of such default, event or condition is to accelerate the maturity of any such Indebtedness or to permit (without any further requirement of notice or lapse of time) the holder or holders thereof, or any trustee or agent for such holders, to accelerate the maturity of any such Indebtedness, or any such Indebtedness shall become or be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

            (f) the Borrower or the Company or any Wholly-Owned Subsidiary that owns an Unencumbered Asset shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

            (g) an involuntary case or other proceeding shall be commenced against the Borrower or the Company or any Wholly-Owned Subsidiary that owns an Unencumbered Asset, seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or the Company or such Wholly-Owned Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

            (h) one or more judgments or decrees in an aggregate amount of Ten Million Dollars ($10,000,000) or more shall be entered by a court or courts of competent jurisdiction against the Borrower, the Company or any Consolidated Subsidiary (other than any judgment as to which, and only to the extent, a reputable insurance company has acknowledged coverage of such claim in writing or has acknowledged in writing its willingness to defend any such claim under a reservation of rights) and (i) any such judgments or decrees shall not be stayed, discharged, paid, bonded or vacated within twenty (20) days or (ii) enforcement proceedings shall be commenced by any creditor on any such judgments or decrees;

            (i) any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $1,000,000 which it shall have become liable to pay under Title IV of ERISA, or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing, or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan, or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated, or there shall occur a complete or partial withdrawal from, or a default, within the meaning of
Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $1,000,000;

            (j) (i) a judgment or decree with respect to any Environmental Claim shall have been entered against the Borrower or any Environmental Affiliate or any Real

Property Asset by a court of competent jurisdiction, (ii) any release, emission, discharge or disposal of any Hazardous Substances shall have occurred, and such event is reasonably likely to form the basis of an Environmental Claim by a government agency with jurisdiction against the Borrower or any Environmental Affiliate or any Real Property Asset thereof, or (iii) the Borrower or the Environmental Affiliates shall have failed to obtain any Environmental Approval necessary for the ownership, or operation of its business, property or assets or any such Environmental Approval shall be revoked, terminated, or otherwise cease to be in full force and effect, in each case, if the existence of such condition has had or is reasonably likely to have a Material Adverse Effect;

            (k) the Company shall cease to qualify as a real estate investment trust under the Code or shall cease to be a publically traded company listed on the New York Stock Exchange;

            (l) the Company shall cease to be the sole general partner of the Borrower;

            (m) the Borrower or the Company shall default in its obligations under any Loan Document other than this Agreement (including, without limitation, the Guaranty) beyond the applicable grace periods (if any) or the Borrower or the Company shall seek at any time to repudiate its respective obligations under any Loan Document (including this Agreement);

            (n) intentionally omitted;

            (o) if any member of the ERISA Group shall commit a failure described in Section 302(f)(1) of ERISA or Section 412(n)(1) of the Code and the amount of the lien determined under Section 302(f)(3) of ERISA or Section 412(n)(3) of the Code that could reasonably be expected to be imposed on any member of the ERISA Group or their assets in respect of such failure shall be equal to or greater than $1,000,000; or

            (p) during any consecutive two year period commencing on or after the date hereof, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new direc-tors whose election by the Board of Directors or whose nomination for election by the Company's stockholders was approved by a vote of at least a majority of the members of the Board of Directors then in the office who either were members of the Board of Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office.

            SECTION 6.2. Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Sections 6.1(f) or (g), the Commitments shall immediately terminate and the unpaid principal amount of, and any and all accrued interest on, the Loans and any and all accrued fees and other Obligations hereunder shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower; and upon the occurrence and during the continuance of any other Event of Default, the Administrative Agent may and at the direction of the Required Banks shall (until the Administrative Agent receives such written direction, it may, but shall not be obligated to, take such action, or refrain from taking such action with respect to such Event of Default as it shall deem advisable in its sole discretion), by written notice to the Borrower, terminate the Commitments, and may, and at the direction of the Required Banks shall (until the Administrative Agent receives such written direction, it may, but shall not be obligated to, take such action, or refrain from taking such action with respect to such Event of Default as it shall deem advisable in its sole discretion), in addition to the exercise of all rights and remedies permitted Administrative Agent and the Banks at law or equity, declare the unpaid principal amount of and any and all accrued and unpaid interest on the Loans and any and all accrued fees and other Obligations hereunder to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind other than as provided in the

Loan Documents (including, without limitation, valuation and appraisement, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower to the extent permitted by law.

            (b) Notwithstanding anything to the contrary contained in this Agreement or in any other Loan Document, the Administrative Agent and the Banks each agree that any exercise or enforcement of the rights and remedies granted the Administrative Agent or the Banks under this Agreement or at law or in equity with respect to this Agreement or any other Loan Documents shall be commenced and maintained by the Administrative Agent on behalf of the Banks.

            SECTION 6.3. Notice of Default. The Administrative Agent shall give notice to the Borrower under Section 6.1 promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

            SECTION 6.4. Actions in Respect of Letters of Credit. (a) If, at any time and from time to time, any Letter of Credit shall have been issued hereunder and an Event of Default shall have occurred and be continuing, then, upon the occurrence and during the continuation thereof, the Administrative Agent may, whether in addition to the taking by the Administrative Agent of any of the actions described in this Article or otherwise, make a demand upon the Borrower to, and forthwith upon such demand (but in any event within ten (10) days after such demand) the Borrower shall, pay to the Administrative Agent, on behalf of the Banks, in same day funds at the Administrative Agent's office designated in such demand, for deposit in a special cash collateral account (the "Letter of Credit Collateral Account") to be maintained in the name of the Administrative Agent (on behalf of the Banks) and under its sole dominion and control at such place as shall be designated by the Administrative Agent, an amount equal to the amount of the Letter of Credit Usage under the Letters of Credit. Interest shall accrue on the Letter of Credit Collateral Account at a rate equal to the rate on overnight funds.

            (b) The Borrower hereby pledges, assigns and grants to the Administrative Agent, as administrative agent for its benefit and the ratable benefit of the Banks a lien on and a security interest in, the following collateral (the "Letter of Credit Collateral"):

                  (i) the Letter of Credit Collateral Account, all cash deposited therein and all certificates and instruments, if any, from time to time representing or evidencing the Letter of Credit Collateral Account;

                  (ii) all notes, certificates of deposit and other instruments from time to time hereafter delivered to or otherwise possessed by the Administrative Agent for or on behalf of the Borrower in substitution for or in respect of any or all of the then existing Letter of Credit Collateral;

                  (iii) all interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the then existing Letter of Credit Collateral; and

                  (iv) to the extent not covered by the above clauses, all proceeds of any or all of the forego ing Letter of Credit Collateral.

The lien and security interest granted hereby secures the payment of all obligations of the Borrower now or hereafter existing hereunder and under any other Loan Document.

            (c) The Borrower hereby authorizes the Administrative Agent for the ratable benefit of the Banks to apply, from time to time after funds are deposited in the Letter of Credit Collateral Account, funds then held in the Letter of Credit Collateral Account to the payment of any amounts, in such order as the Administrative Agent may elect, as shall have become due and payable by the Borrower to the Banks in respect of the Letters of Credit.

            (d) Neither the Borrower nor any Person claiming or acting on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Letter of Credit Collateral Account, except as provided in Section 6.4(h) hereof.

            (e) The Borrower agrees that it will not (i) sell or otherwise dispose of any interest in the Letter of Credit Collateral or (ii) create or permit to exist any lien, security interest or other charge or encumbrance upon or with respect to any of the Letter of Credit Collateral, except for the security interest created by this Section 6.4.

            (f)  If any Event of Default shall have occurred and be continuing:

                  (i) The Administrative Agent may, in its sole discretion, without notice to the Borrower except as required by law and at any time from time to time, charge, set off or otherwise apply all or any part of first, (x) amounts previously drawn on any Letter of Credit that have not been reimbursed by the Borrower and (y) any Letter of Credit Usage described in clause (ii) of the definition thereof that are then due and payable and second, any other unpaid Obligations then due and payable against the Letter of Credit Collateral Account or any part thereof, in such order as the Administrative Agent shall elect. The rights of the Administrative Agent under this Section 6.4 are in addition to any rights and remedies which any Bank may have.

                  (ii) The Administrative Agent may also exercise, in its sole discretion, in respect of the Letter of Credit Collateral Account, in addition to the other rights and remedies provided herein or otherwise available to it, all the rights and remedies of a secured party upon default under the Uniform Commercial Code in effect in the State of New York at that time.

            (g) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Letter of Credit Collateral if the Letter of Credit Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property, it being understood that, assuming such treatment, the Administrative Agent shall not have any responsibility or liability with respect thereto.

            (h) At such time as all Events of Default have been cured or waived in writing, all amounts remaining in the Letter of Credit Collateral Account shall be promptly returned to the Borrower. Absent such cure or written waiver, any surplus of the funds held in the Letter of Credit Collateral Account and remaining after payment in full of all of the Obligations of the Borrower hereunder and under any other Loan Document after the Maturity Date shall be paid to the Borrower or to whomsoever may be lawfully entitled to receive such surplus.

                                   ARTICLE VII

                                   THE AGENTS

            SECTION 7.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto. Only the Agents (and not one or more of the Banks) shall have the authority to deal directly with the Borrower under this Agreement and each Bank acknowledges that all notices, demands or requests from such Bank to Borrower must be forwarded to the applicable Agent for delivery to the Borrower. Each Bank acknowledges that Borrower has no obligation to act or refrain from acting on instructions or demands of one or more Banks absent written instructions from an Agent in accordance with its rights and authority hereunder.

            SECTION 7.2. Agents and Affiliates. Merrill and Fleet and NationsBank, N.A. shall each have the same rights and powers under this Agreement as any other Bank and may each exercise or refrain from exercising the same as though it were not an Agent, and such Agents and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not an Agent hereunder, and the term "Bank" and "Banks" shall include Merrill and Fleet and NationsBank, N.A. each in its individual capacity.

            SECTION 7.3. Actions by Agent. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, no Agent shall be required to take any action with respect to any Default, except as expressly provided in Article VI.

            SECTION 7.4. Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

            SECTION 7.5. Liability of Agents. No Agent or any of their respective affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (unless the consent of all of the Banks is required, in which case such Agent shall be protected from liability for such action taken or not taken if it has obtained the consent or behaved at the request of all of the Banks) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent or any of their respective affiliates or directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article III, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the other Loan Documents or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

            SECTION 7.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Agents, their respective affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower as may be required under this Agreement) against any cost, expense

(including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees' gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement, the other Loan Documents or any action taken or omitted by such indemnitees hereunder.

            SECTION 7.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank or any of their respective affiliates, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank or their respective affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

            SECTION 7.8. Successor Agent. An Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Agent with the consent of Borrower which shall not be unreasonably withheld or delayed provided that any such successor agent is then a Bank hereunder. Furthermore, in the event that at any time Fleet is the Administrative Agent and assigns its entire interest as a Bank hereunder to an Assignee as permitted by Section 9.6(c) hereof, which Assignee is not an affiliate of Fleet, then Fleet shall offer to resign as Administrative Agent, which resignation shall only become effective if the Required Banks accept such resignation in writing within twenty (20) Domestic Business Days after it has been tendered by Fleet. If the Required Banks do not timely accept such resignation, then the resignation shall be deemed to be withdrawn and Fleet shall continue as Administrative Agent pursuant to the terms hereof. In addition, upon the affirmative vote of the Required Banks that the Administrative Agent has acted (or failed to act) with gross negligence or committed an act of willful misconduct in its capacity as agent for the Banks hereunder, the Administrative Agent shall immediately tender its resignation. If no successor Adminis-trative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000. Provided that no Event of Default has occurred and is continuing, the Borrower shall have the right to consent to a successor Administrative Agent (other than an affiliate of Fleet), which consent shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as the Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent.

                                  ARTICLE VIII

                             CHANGE IN CIRCUMSTANCES

            SECTION 8.1. Basis for Determining Interest Rate Inadequate or Unfair. If on or prior to the first day of any Interest Period for any Euro-Dollar Borrowing:

      (a) the Administrative Agent is unable to obtain a quotation for the London Interbank Offered Rate as contemplated by Section 2.6, or

      (b) Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted London Interbank Offered Rate as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans for such Interest Peri-od, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, the obligations of the Banks to make Euro-Dollar Loans shall be suspended (provided that nothing contained in this Section 8.1 shall be deemed to relieve the Banks of their obligation to fund Base Rate Loans hereunder). Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Euro-Dollar Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

            SECTION 8.2. Illegality. If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans or to participate in any Letter of Credit issued by the Fronting Bank, or, with respect to the Fronting Bank, to issue any Letter of Credit, and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give written notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to participate in any Letter of Credit issued by the Fronting Bank or, with respect to the Fronting Bank, to issue any Letter of Credit, shall be suspended. Before giving any notice to the Adminis trative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such Bank shall determine that it may not lawfully continue to maintain and fund any of its outstanding Euro-Dollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay in full the then outstanding principal amount of each such Euro-Dollar Loan, together with accrued interest thereon. Concurrently with prepaying each such Euro-Dollar Loan, the Borrower shall borrow a Base Rate Loan in an equal principal amount from such Bank (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and such Bank shall make such a Base Rate Loan.

            SECTION 8.3. Increased Cost and Reduced Return.

            (a) If, on or after the date hereof, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System (but excluding with respect to any Euro-Dollar Loan any such requirement reflected in an applicable Euro-Dollar Reserve Percentage)), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note, or its obligation to make Euro-Dollar Loans, and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided, however, that such amounts shall be no greater than that which such Bank is generally charging other borrowers similarly situated to Borrower.

            (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction; provided, however, that such amount shall be no greater than that which such Bank is generally charging other borrowers similarly situated to Borrower.

            (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank delivered to the Borrower claiming compensation under this Section and setting forth the calculation of the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

            (d) Notwithstanding anything to the contrary contained herein, no Bank shall demand compensation for any increased cost, reduction or capital referred to above in Section 8.3(a) or (b) if it shall not at the time be the general policy and practice of such Bank to demand such compensation in similar circumstances from similarly situated borrowers.

            SECTION 8.4.  Taxes.

            (a) Any and all payments by the Borrower to or for the account of any Bank or the Administrative Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Administrative Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Bank or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Bank, taxes imposed on its income, and franchise or similar taxes imposed on it, by the jurisdiction of such Bank's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note or Letter of Credit or participation therein to any Bank or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 8.4) such Bank, the Fronting Bank, or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made,
(ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.1, the original or a certified copy of a receipt evidencing payment thereof.

            (b) In addition, the Borrower agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, or charges or similar levies which arise from any payment made hereunder or under any Note, Letter of Credit, or participation therein, or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Letter of Credit or participation therein (hereinafter referred to as "Other Taxes").

            (c) The Borrower agrees to indemnify each Bank, the Fronting Bank, and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 8.4) paid by such Bank, the Fronting Bank, or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within thirty (30) days from the date such Bank, the Fronting Bank or the Administrative Agent (as the case may be) makes written demand therefor.

            (d) Each Bank organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower with Internal Revenue Service form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States. If the form provided by a Bank at the time such Bank first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from "Taxes" as defined in Section 8.4(a).

            (e) For any period with respect to which a Bank has failed to provide the Borrower with the appropriate form pursuant to Section 8.4(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.4(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

            (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.4, then such Bank will change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Bank, is not otherwise disadvantageous to such Bank.

            (g) If circumstances subsequently change so that it is no longer unlawful for an affected Bank to make or maintain Euro-Dollar Loans as contemplated hereunder, such Bank will, as soon as reasonably practicable after such Bank becomes aware of such change in circumstances, notify the Borrower and the Administrative Agent and upon receipt of such notice, the obligations of such Bank to make or continue Euro-Dollar Loans or to convert Base Rate Loans into Euro-Dollar Loans shall be reinstated.

            SECTION 8.5. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make Euro-Dollar Loans has been suspended pursuant to Section 8.2 or (ii) any Bank has demanded compensation under Section 8.3 or 8.4 with respect to its Euro-Dollar Loans and the Borrower shall, by at least five Euro-Dollar Business Days' prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist:

            (a) all Loans which would otherwise be made by such Bank as Euro-Dollar Loans shall be made instead as Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks), and

            (b) after each of its Euro-Dollar Loans has been repaid, all payments of principal which would otherwise be applied to repay such Euro-Dollar Loans shall be applied to repay its Base Rate Loans instead.

                                   ARTICLE IX

                                  MISCELLANEOUS

            SECTION 9.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, facsimile, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrower or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (y) in the case of any Bank, at its address or facsimile number set forth in its Administrative Questionnaire or (z) in the case of any party, such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate answerback is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II or Article VIII shall not be effective until received.

            SECTION 9.2. No Waivers. No failure or delay by the Administrative Agent or any Bank or Borrower in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

            SECTION 9.3. Expenses; Indemnification.

      (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent and the Syndication Agent and Arranger, including, without limitation, environmental assessment fees, engineering fees, and fees and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Syndication Agent and Arranger, as well as fees and disbursements of internal counsel, in connection with the preparation, syndications and administration of this Agreement, the Loan Documents and the documents and instruments referred to therein, and further modifications or syndications of the Facility in connection therewith, the administration of the Loans, any waiver or consent hereunder or any amendment or modification hereof or any Default or Event of Default hereunder, and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Administrative Agent and each Bank, including fees and disbursements of counsel for the Administrative Agent and each of the Banks, in connection with the enforcement of the Loan Documents and the instruments referred to therein and such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

            (b) The Borrower agrees to indemnify the Administrative Agent and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) that may at any time (including, without limitation, at any time following the payment of the Obligations) be imposed on, asserted against or incurred by any Indemnitee as a result of, or arising out of, or in any way related to or by reason of, (i) any of the transactions contemplated by the Loan Documents or the execution, delivery or performance of any Loan Document, (ii) any violation by the Borrower or the Environmental Affiliates of any applicable Environmental Law, (iii) any Environmental Claim arising out of the management, use, control, ownership or operation of property or assets by the Borrower or any of the Environmental Affiliates, including, without limitation, all on-site and off-site activities involving Hazardous Substances, (iv) the breach of any environmental representation or warranty set forth herein, (v) the grant to the Administrative Agent and the Banks of any Lien in any property or assets of the Borrower or any stock or other equity interest in the Borrower, and (vi) the exercise by the Administrative Agent and the Banks of their rights and remedies (including, without limitation, foreclosure) under any agreements creating any such Lien (but excluding, as to any Indemnitee, any such losses, liabilities, claims, damages, expenses, obligations, penalties, actions, judgments, suits, costs or disbursements incurred by reason of (i) the gross negligence or willful misconduct of such Indemnitee as finally determined by a court of competent jurisdiction, (ii) the breach of this Agreement by such Indemnitee, as finally determined by a court of competent jurisdiction and (iii) any investigative, administrative or judicial proceeding imposed or asserted against any Indemnitee by any bank regulatory agency or by any equity holder of such Indemnitee). The Borrower's obligations under this Section shall survive the termination of this Agreement and the payment of the Obligations.

            (c) The Borrower shall pay, and hold the Administrative Agent and each of the Banks harmless from and against, any and all present and future U.S. stamp, recording, transfer and other similar foreclosure related taxes with respect to the foregoing matters and hold the Administrative Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Bank) to pay such taxes.

            SECTION 9.4. Sharing of Set-Offs. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, each Bank is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special, time or demand, provisional or final), other than deposits held for the benefit of third parties, and any other indebtedness at any time held or owing by such Bank (including, without limitation, by branches and agencies of such Bank wherever located) to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower then due and payable to such Bank under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Bank. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest due with respect to any Note held by it or Letter of Credit participated in by it, or, in the case of the Fronting Bank, Letter of Credit issued by it, which is greater than the proportion received by any other Bank or Letter of Credit issued or participated in by such other Bank, in respect of the aggregate amount of principal and interest due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks or Letter of Credit issued or participated in by such other Bank, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks or Letter of Credit issued or participate din by such other Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness under the Notes or the Letters of Credit. The Borrower agrees, to the fullest extent that it may effectively do so under applicable law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

            SECTION 9.5. Amendments and Waivers. Any provision of this Agreement, the Notes, the Letters of Credit, or other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall, unless signed by all the Banks,
(i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder, except as provided below, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or any fees hereunder or for any reduction or termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) release any Guarantor or the Guaranty, or (vi) modify the Guaranty.

            SECTION 9.6. Successors and Assigns.

            (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement or the other Loan Documents without the prior written consent of all Banks except as permitted by Section 5.10 hereof.

            (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. In the event of any such grant by a Bank of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause
(i), (ii), (iii) or (iv) of Section 9.5 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Article VIII with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

            (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement, the Notes and the other Loan Documents, provided that any such assignment shall be in the minimum amount of $5,000,000, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit C hereto executed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower and the Administrative Agent which consent shall not be unreasonably withheld; provided that if an Assignee is an affiliate of such transferor Bank, no such consent shall be required provided that the rating of such affiliate's senior unsecured Indebtedness shall be at least investment grade at such time (although nothing contained herein shall limit the right of any Bank to assign its interest herein as aforesaid to any successor by merger or consolidation); and provided further that, upon the occurrence and during the continuation of an Event of Default, a Bank may assign all or any portion of its interest herein to any entity, regardless of rating and without restriction on the amount of the assignment and furthermore that Borrower shall have no right to consent to any Assignee. Upon execution and delivery of such instrument and payment by such Assignee to such transferor Bank of an amount equal to the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a correspond ing extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new
Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $2,500. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 8.4.

            (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note and the Letter(s) of Credit participated in by such bank, or, in the case of the Fronting Bank, issued by it, to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder. Promptly upon being notified in writing of such transfer, Administrative Agent shall notify Borrower thereof.

            (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 8.3 or 8.4 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 8.2, 8.3 or 8.4 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

            SECTION 9.7. Collateral. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any "margin stock" (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

            SECTION 9.8. Governing Law; Submission to Jurisdiction. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

            (b) Any legal action or proceeding with respect to this Agreement or any other Loan Document and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any thereof. The Borrower irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the hand delivery, or mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower at its address set forth below. The Borrower hereby irrevocably waives, to the extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Loan Document brought in the courts referred to above and hereby further irrevocably waives, to the extent permitted by applicable law, and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Administrative Agent, any Bank or any holder of a Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

            SECTION 9.9. Marshalling; Recapture. Neither the Administrative Agent nor any Bank shall be under any obligation to marshall any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent any Bank receives any payment by or on behalf of the Bor-rower, which payment or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to the Borrower or its estate, trustee, receiver, custodian or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by the amount so repaid shall be reinstated by the amount so repaid and shall be included within the liabilities of the Borrower to such Bank as of the date such initial payment, reduction or satisfaction occurred.

            SECTION 9.10. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex or other written confirmation from such party of execution of a counterpart hereof by such party).

            SECTION 9.11. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            SECTION 9.12. Survival. All indemnities set forth herein shall survive the execution and delivery of this Agreement and the other Loan Documents and the making and repayment of the Loans hereunder.

            SECTION 9.13. Domicile of Loans. Each Bank may transfer and carry its Loans at, to or for the account of any domestic or foreign branch office, subsidiary or affiliate of such Bank.

            SECTION 9.14. Limitation of Liability. No claim may be made by the Borrower or any other Person against the Administrative Agent or any Bank or the affiliates, directors, officers, employees, attorneys or agents of any of them for any consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement or by the other Loan Documents, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

            SECTION 9.15. Recourse. All obligations, covenants and agreements of Borrower contained in or evidenced by this Agreement, the Notes and any Loan Document shall be fully recourse to Borrower and each and every asset of Borrower. Notwithstanding the foregoing, no recourse under or upon any obligation, covenant, or agreement contained in this Agreement or the Note or any Loan Document shall be had against any officer, director, limited partner or employee of Borrower (a "Non-Recourse Party") and no such Non-Recourse Party shall be personally liable for payment of the Loans or other amounts due in respect thereof (all such liability being expressly waived and released by each Bank and the Agents). In no event shall the foregoing limitation of recourse with respect to any Non-Recourse Party be deemed to limit the liability of the Guarantor under the Guaranty, which shall be fully recourse to the Guarantor and each and every asset of the Guarantor.

            SECTION 9.16. Confidentiality. Each Bank and each of the Agents agrees that it shall maintain confidentiality with regard to nonpublic information concerning the Borrower obtained from the Borrower in connection with this Agreement, provided that the Banks and the Administrative Agent shall not be precluded from making disclosure regarding such information: (1) to the Banks' and Administrative Agent's counsel, accountants and other professional advisors (who are, in each case, subject to this confidentiality agreement),
(ii) to officers, directors, employees, agents and partners of each Bank, and the Administrative Agent who need to know such information (who are, in each case, subject to this confidentiality agreement), (iii) in response to a subpoena or order of a court or governmental agency, (iv) to any entity participating or considering participating in any credit made under this Agreement, provided, the Banks and Administrative Agent shall require that any such entity be subject to this
Section 9.16, however, Banks and Administrative Agent shall have no duty to monitor any participating entity and shall have no liability in the event that any participating entity violates this Section 9.16, or (v) as required by law, GAAP or applicable regulation. In connection with enforcing its rights pursuant to this Section 9.16, Borrower shall be entitled to the equitable remedies of specific performance and injunctive relief against the Administrative Agent or any Bank which shall breach the confidentiality provisions of this Section 9.16.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                    TOWER REALTY OPERATING PARTNERSHIP, L.P.

                                    By:  TOWER REALTY TRUST, INC., its general
                                         partner


                                         By: /s/ Lawrence H. Feldman
                                            ------------------------------------
                                         Name: Lawrence H. Feldman
                                         Title: President

                                    120 West 45th Street
                                    24th Floor
                                    New York, New York 10036
                                    Attention: Chief Financial Officer
                                    Facsimile No.: (212) 768-9479

                            (Bank Signatures follow)

Commitment                    Bank
----------                    -----
$100,000,000.00               MERRILL LYNCH CAPITAL CORPORATION


                              By: /s/ Christopher Birosak
                                 ----------------------------------
                              Name: Christopher Birosak
                              Title: Vice President

Commitment                    Bank
----------                    -----
$25,000,000.00                FLEET NATIONAL BANK


                              By: /s/ Allison Gauthier
                                 ----------------------------------
                              Name: Allison Gauthier
                              Title: AVP

Commitment                    Bank
----------                    -----
$25,000,000.00                NATIONSBANK, N.A.


                              By: /s/ Terence J. Hatton
                                 ----------------------------------
                              Name: Terence J. Hatton
                              Title: SVP

Commitment                    Bank
----------                    -----
$25,000,000.00                KEYBANK, NATIONAL ASSOCIATION


                              By: /s/ Rex E. Rudy
                                 ----------------------------------
                              Name: Rex E. Rudy
                              Title: Vice President

Commitment                    Bank
----------                    -----
$25,000,000.00                BANK ONE ARIZONA, N.A.


                              By: /s/ Matthew C. Bern
                                 ----------------------------------
                              Name: Matthew C. Bern
                              Title: Vice President

Total Commitments             Administrative Agent:

$200,000,000                  FLEET NATIONAL BANK


                              By: /s/ Allison Gauthier
                                 ----------------------------------
                              Name: Allison Gauthier
                              Title: AVP

                              111 Westminster
                              Suite 800
                              Providence, RI 02903
                              Attn: Allison M. Gauthier

                              Syndication Agent and Arranger:

                              MERRILL LYNCH & CO.


                              By:
                                 ----------------------------------
                              Name:
                              Title:

                              World Financial Center
                              North Tower
                              250 Vesey Street
                              New York, New York 10281
                              Attention: Mr. Frederick Kelly
                              Telecopy: 212-449-9143

                              Documentation Agent:

                              NATIONSBANK, N.A.


                              By:
                                 ----------------------------------
                              Name:
                              Title:

                              8300 Greensboro Drive
                              Suite 300
                              McLean, Virginia 22102
                              Attn: Eleanor Mitchell-Wharton
                              Telecopy:

Total Commitments             Administrative Agent:

$200,000,000                  FLEET NATIONAL BANK


                              By:
                                 ----------------------------------
                              Name:
                              Title:

                              111 Westminster
                              Suite 800
                              Providence, RI 02903
                              Attn: Mr. Christopher Thomas

                              Syndication Agent and Arranger:

                              MERRILL LYNCH & CO.


                              By: /s/ Christopher Birosak
                                 ----------------------------------
                              Name: Christopher Birosak
                              Title: Managing Director

                              World Financial Center
                              North Tower
                              250 Vesey Street
                              New York, New York 10281
                              Attention: Mr. Frederick Kelly
                              Telecopy: 212-449-9143

                              Documentation Agent:

                              NATIONSBANK, N.A.


                              By:
                                 ----------------------------------
                              Name:
                              Title:

                              8300 Greensboro Drive
                              Suite 300
                              McLean, Virginia 22102
                              Attn: Eleanor Mitchell-Wharton
                              Telecopy:

Total Commitments             Administrative Agent:

$200,000,000                  FLEET NATIONAL BANK


                              By:
                                 ----------------------------------
                              Name:
                              Title:

                              111 Westminster
                              Suite 800
                              Providence, RI 02903
                              Attn: Mr. Christopher Thomas

                              Syndication Agent and Arranger:

                              MERRILL LYNCH & CO.


                              By:
                                 ----------------------------------
                              Name:
                              Title:

                              World Financial Center
                              North Tower
                              250 Vesey Street
                              New York, New York 10281
                              Attention: Mr. Frederick Kelly
                              Telecopy: 212-449-9143

                              Documentation Agent:

                              NATIONSBANK, N.A.


                              By: /s/ Terence J. Hatton
                                 ----------------------------------
                              Name: Terence J. Hatton
                              Title: Senior Vice President

                              8300 Greensboro Drive
                              Suite 300
                              McLean, Virginia 22102
                              Attn: Eleanor Mitchell-Wharton
                              Telecopy: 703-761-8060